AGREEMENT AND PLAN OF MERGER

between

TETRIDYN SOLUTIONS, INC.

and

OCEAN THERMAL ENERGY CORPORATION

March 12, 2015

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”), dated as of March 12, 2015, is entered into by and between TETRIDYN SOLUTIONS, INC., a Nevada corporation (“TetriDyn”), and OCEAN THERMAL ENERGY CORPORATION, a Delaware corporation (“OTE”).  TetriDyn and OTE are sometimes hereinafter together referred to as the “Parties.”

RECITALS

A.           OTE is developing deep-water hydrothermal technologies to provide renewable energy and drinkable water.  OTE’s Sea Water Air Conditioning (“SWAC”) technology takes advantage of the difference between cold deep water and warmer surface water to produce hydrothermal energy without requiring fossil fuels.  OTE has recently broken ground on a SWAC project at the upscale Baha Mar Resort in the Bahamas.  This project, believed to be the first large-scale seawater air conditioning system in the Bahamas, is scheduled to be completed and in service by January 2016.  OTE is intrigued with the commercial potential of proprietary technologies being developed by TetriDyn as a potential for future business diversification.  Further, OTE recognizes that TetriDyn’s status as a company subject to the periodic reporting requirements pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), may enhance access to the capital markets to fund future projects.

B.           Despite the efforts of TetriDyn’s directors and others to sustain its business after the unexpected death on April 26, 2013, of David Hempstead, its co-founder and chief executive officer, TetriDyn has been unable to launch full-scale commercialization of its most promising products and services.  Notwithstanding the disruption of TetriDyn’s business activities, it continues to believe that its business information technology, which combines systems engineering methodologies, strategic planning, and system integration, remains valuable and innovative.  Specifically, TetriDyn believes that its revenue recovery services, optimized business processes, and maintenance technology are likely to have applications in terms of increasing efficiency in other industries beyond the realm of healthcare, including service industries.  TetriDyn believes that it would benefit from obtaining the entrepreneurial skills of OTE’s management, which may enhance the possibility of commercialization of TetriDyn’s intellectual properties, and the business diversification that OTE’s business provides.

C.           The Parties desire to combine as set forth in this Agreement in order to achieve the business goals of each.

D.           In order to effect the combination of the Parties, TetriDyn shall organize a new, wholly owned subsidiary (“MergerCo”) under the laws of the state of Delaware that, upon the terms and subject to the conditions of this Agreement and in accordance with the laws governing corporations under the Delaware General Corporation Law (“Delaware Law”), shall merge with and into OTE (the “Merger”) for the purpose of making OTE a wholly owned subsidiary of TetriDyn (the “Surviving Corporation”).  In order to effect the Merger, at the Closing TetriDyn shall effect recapitalization that consists of a 4.6972-to-one reverse split of its  24,031,863 shares of issued and outstanding common stock (“Post-Split Stock”) and the increase of its authorized common stock to 200,000,000 shares, par value $0.0001 (collectively, the “Recapitalization”).  Pursuant to the terms of the Merger, the shares of common stock (the “OTE Stock”) issued and outstanding or existing immediately prior to the Effective Time (as defined herein) of the Merger will be converted at the Effective Time into the right to receive newly issued shares of Post-Split Stock (“New TetriDyn Stock”), subject to certain restrictions on transfer as hereinafter provided and subject to the rights of the holders of certain of such shares of OTE Stock to exercise their rights as dissenters to seek an appraisal of the fair value thereof as provided under Delaware Law (each, a “Dissenting OTE Stockholder”).  The number of shares of New TetriDyn Stock issued to the stockholders OTE, including shares that would have been issuable to Dissenting OTE Stockholders (as defined) had they not dissented, together with the number of shares issuable on the exercise of outstanding warrants, the conversion of outstanding bonds, and the payment of stock purchase subscriptions for the purchase of OTE Stock, shall constitute, on a fully diluted basis, 95% of the number of shares of common stock of TetriDyn to be outstanding after giving effect only to the Merger.  The shares of common stock of TetriDyn, par value $0.001 per share (“TetriDyn Stock”), issued and outstanding immediately prior to the Effective Time will remain issued and outstanding.  The shares of preferred stock of TetriDyn, par value $0.001 per share (“TetriDyn Preferred Stock”), issued and outstanding immediately prior to the execution of this Agreement are being surrendered to TetriDyn for cancellation at the date hereof pursuant to a separate agreement.

E.           The board of directors of each of the Parties has determined that the Merger is consistent with and in furtherance of the long-term business strategies of each of them and is fair to, and in the best interests of, each of them and each of their respective stockholders; has approved and adopted this Agreement, the issuance of New TetriDyn Stock, and the other transactions contemplated hereby; and has recommended approval of this Agreement and the contemplated transactions by the appropriate Party’s stockholders when such approval is required by law.

F.           For federal income tax purposes, it is understood that the Merger has been structured to qualify as a so-called “tax-free reorganization” under the provisions of Sections 368(a)1(A) and 368(a)(2)(E) of the United States Internal Revenue Code of 1986, as amended (the “Code”), and that each Party will take all actions reasonably necessary to so qualify the Merger, although neither Party has obtained or will be required to obtain or provide an opinion of counsel to the foregoing effect.

G.           Prior to obtaining required regulatory approvals satisfying or waiving other conditions precedent, and consummating the Merger, it is in the best interests of OTE that TetriDyn initiate an updated technical and commercialization review of its intellectual properties with a view to possible broadened market introduction, address the potential resolution or restructuring of legacy obligations, and move towards bringing its SEC reports current and, in general, advancing its business activities.  Inasmuch as OTE and TetriDyn cannot complete the Merger as contemplated by this Agreement until certain conditions are satisfied and required regulatory approvals obtained, OTE and TetriDyn desire that an affiliate of one of OTE’s principal shareholders, JPF Venture Group, Inc. (“JPF”), invest in TetriDyn prior to the consummation of the Merger in order to provide TetriDyn with management and financial resources that can be applied to the foregoing goals, all as more particularly set forth in the certain Investment Agreement of even date (the “Investment Agreement”), by and between TetriDyn, JPF and Antoinette Knapp Hempstead, an individual, on behalf of herself and the estate of her late husband, David W. Hempstead.

H.           Certain terms used in this Agreement are defined in section 8.03 hereof.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, the respective representations, warranties, covenants, and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confirmed, the Parties agree as follows:

ARTICLE I
THE MERGER

Section 1.01                      The Merger

Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Delaware Law, at the Effective Time, MergerCo shall be merged with and into OTE, the separate corporate existence of MergerCo shall cease, OTE shall continue as the Surviving Corporation of the Merger, and the OTE Stock issued and outstanding or existing immediately prior to the Effective Time of the Merger shall be converted at the Effective Time into the right to receive shares of New TetriDyn Stock as herein provided.

Section 1.02                      Restrictions on New TetriDyn Stock

Transfer of the shares of New TetriDyn Stock issuable in the Merger in accordance with this Agreement will be subject to certain restrictions: (a) under the Securities Act of 1933, as amended (the “Securities Act”), and Regulation D promulgated by the U.S. Securities and Exchange Commission (the “SEC”) thereunder, as more particularly set forth in section 5.06; (b) under certain applicable state securities laws; and (c) for a period immediately following the Merger and completion of a possible public offering of TetriDyn Stock as more particularly set forth in section 5.07.

Section 1.03                      Closing; Closing Date; Effective Time

Unless this Agreement shall have been terminated pursuant to section 7.01, the consummation of the Merger and the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place by the exchange of documents electronically, by facsimile, or by overnight courier by a recognized national courier service as soon as practicable (but in any event within two business days) after the satisfaction or, if permissible, waiver of the conditions set forth in Article VI, or at such other date, time, and place as TetriDyn and OTE may agree.  The date on which the Closing takes place is referred to herein as the “Closing Date.”  As promptly as practicable following the Closing Date, the Parties shall cause the Merger to be consummated by filing the Certificate of Merger, in the form of Exhibit A attached hereto, with the Delaware Secretary of State (the date and time of the filing, or such later date or time agreed upon by TetriDyn and OTE and set forth therein, being the “Effective Time”).

Section 1.04                      Effect of the Merger

At the Effective Time, to the full extent provided under Delaware Law, OTE, as the Surviving Corporation of the Merger with MergerCo, shall possess all the rights, privileges, powers, and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities, and duties of each of the merged entities.  All rights, privileges, powers, and franchises of each of the merged entities, and all property (real, personal, and mixed) and all debts due to either of the merged entities on whatever account, as well as stock subscriptions and all other things in action belonging to each of the merged entities, shall be vested in OTE, as the Surviving Corporation.  All property, rights, privileges, powers, and franchises, and all and every other interest shall be thereafter as effectively the property of the Surviving Corporation as they were of the respective corporation, and the title to any real estate vested by deed or otherwise, in either constituent entity, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of either constituent entity shall be preserved unimpaired, and all debts, liabilities, and duties of the constituent entities shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities, and duties had been incurred or contracted by it.

Section 1.05                      Change of TetriDyn Name and Recapitalization

In connection with the consummation of the Merger and upon the consent of the holders of a majority of the outstanding common of TetriDyn as provided in this Agreement, immediately following the Closing, TetriDyn shall file with the Nevada Secretary of State an amendment to its articles of incorporation changing its name to “Ocean Thermal Energy Corporation” or such other name as may be available and acceptable to the Parties and effecting the Recapitalization.

ARTICLE II
CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

Section 2.01                      Merger Consideration; Conversion and Cancellation of Securities

At the Effective Time, by virtue of the Merger and without any action on the part of TetriDyn, OTE, or MergerCo or their respective stockholders:

(a)           Subject to the other provisions of this Article II, each share of OTE Stock issued and outstanding immediately prior to the Effective Time (excluding any OTE Stock described in section 2.01(c) of this Agreement and shares held by Dissenting OTE Stockholders) shall be converted into the right to receive one (1) (the “Exchange Ratio”) share of New TetriDyn Stock.  Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of TetriDyn Stock or OTE Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, conversion, recapitalization, split, combination, exchange of shares, or sale of additional shares, the Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, conversion, recapitalization, split, combination, exchange, or sale of shares.

(b)           Subject to the other provisions of this Article II, persons having subscribed to purchase shares of OTE Stock, as identified in Schedules 3.03(b)(i)-(v), if any, upon the payment of the consideration of the purchase price for their shares of OTE Stock as set forth in their subscription agreement, shall be issued New TetriDyn Stock in accordance with such subscription agreements, appropriately adjusted to give effect to the Exchange Ratio or adjusted Exchange Ratio, as applicable.

(c)           Subject to the other provisions of this Article II, the former holders of warrants to purchase OTE Stock, as identified in Schedule 3.03(c) of the OTE Schedules, at the Effective Time, shall be granted warrants to purchase the number of shares of New TetriDyn Stock at the exercise prices and during the warrant terms set forth opposite their respective names on Schedule 3.03(c), appropriately adjusted to give effect to the Exchange Ratio or adjusted Exchange Ratio, as applicable.  Such new warrants containing substantially identical terms as the existing warrants shall be delivered to the holders of existing warrants as quickly as practicable after the Effective Time against delivery to TetriDyn of the existing warrants for cancellation.  Pending the issuance of the new warrants, the existing warrants outstanding at the Effective Time shall thereafter represent the right to purchase that whole number of shares of New TetriDyn Stock at an exercise price determined in accordance with the provisions of section 2.01(a) hereof.

(d)           Notwithstanding any provision of this Agreement to the contrary, each share of OTE Stock held in the treasury of OTE and each share of OTE Stock owned by OTE or any direct or indirect wholly owned subsidiary of OTE immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof, and no payment shall be made with respect thereto.

(e)           Subject to the provisions of this Article II, each certificate evidencing OTE Stock at the Effective Time (other than OTE Stock described in section 2.01(b) of this Agreement or shares held by a Dissenting OTE Stockholder) (the “Converted Shares” or “Converted Share Certificates”) shall thereafter represent the right to receive, subject to section 2.02(f) of this Agreement, that whole number of shares of New TetriDyn Stock determined pursuant to section 2.01(a) hereof.  The holders of Converted Share Certificates shall cease to have any rights respecting such Converted Shares except as otherwise provided herein or by law.  Converted Share Certificates shall be exchanged for certificates evidencing whole shares of New TetriDyn Stock upon the surrender of such Converted Share Certificates in accordance with the provisions of section 2.02 of this Agreement, without interest.  No fractional shares of New TetriDyn Stock shall be issued in connection with the Merger and, in lieu thereof, the number of shares issuable to any registered stockholder of record of OTE shall be rounded upward to the nearest whole share.

(f)           Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of OTE Stock held by a Dissenting OTE Stockholder who has not voted in favor of nor consented to the Merger and who complies with all the provisions of Delaware Law concerning the right of holders of such stock to dissent from the Merger and require appraisal of his shares, shall not be converted as described in this section 2.01 but shall become, at the Effective Time, by virtue of the Merger and without any further action, the right to receive such consideration as may be determined to be due to such Dissenting OTE Stockholder in accordance with Delaware Law; provided, however, that shares of OTE Stock outstanding immediately prior to the Effective Time and held by a Dissenting OTE Stockholder, who shall, after the Effective Time, withdraw his demand for appraisal or lose his right of appraisal, in either case pursuant to Delaware Law, shall be deemed to be converted as of the Effective Time into the right to receive New TetriDyn Stock.

Section 2.02                      Exchange and Surrender of Certificates

(a)           As of the Effective Time, TetriDyn shall deposit, or shall cause to be deposited with Interwest Transfer Company, Inc., 1981 Murray Holiday Road, Suite 100, P.O. Box 17136, Salt Lake City, UT 84117 (the “Exchange Agent”), for the benefit of the holders of shares of OTE Stock for exchange in accordance with this Article II, the certificates representing shares of New TetriDyn Stock issuable in the Merger.

(b)           As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of shares of OTE Stock a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Converted Share Certificates shall pass, only upon delivery of the Converted Share Certificates to the Exchange Agent, and which shall be in such form and have such other provisions as TetriDyn may reasonably specify) and instructions for use in effecting the surrender of the Converted Share Certificates in exchange for certificates representing shares of New TetriDyn Stock issuable pursuant to section 2.01.  Upon surrender of a Converted Share Certificate to the Exchange Agent, together with the duly executed letter of transmittal, the holder of a Converted Share Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of New TetriDyn Stock that such holder has the right to receive pursuant to the provisions of this Article II.  In the event of a transfer of ownership of OTE Stock that is not registered in OTE’s transfer records, a certificate representing the proper number of shares of New TetriDyn Stock may be issued to a transferee if the Converted Share Certificate representing such OTE Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.  Until surrendered as contemplated by this section 2.02, each Converted Share Certificate shall be deemed at any time after the Effective Time to represent only the New TetriDyn Stock into which the Converted Shares represented by such Converted Share Certificate would be converted as provided in this Article II.

(c)           After the Effective Time, there shall be no further registration of transfers of OTE Stock.  If, after the Effective Time, certificates representing shares of OTE Stock are presented to TetriDyn or the Exchange Agent, they shall be exchanged for the New TetriDyn Stock provided for in this Agreement in accordance with the procedures set forth herein.

(d)           Any portion of the New TetriDyn Stock made available to the Exchange Agent pursuant to this section 2.02 that remains unclaimed by the holders of shares of OTE Stock one year after the Effective Time shall be returned to TetriDyn, upon demand, and any holder who has not exchanged his Converted Shares of OTE Stock in accordance with this section 2.02 prior to that time shall thereafter look only to TetriDyn for exchange of the New TetriDyn Stock for his shares of OTE Stock.  Notwithstanding the foregoing, TetriDyn shall not be liable to any owner of OTE Stock for any amount paid to a public official pursuant to applicable abandoned property, escheat, or similar Laws (as defined herein).

(e)           No dividends, interest, or other distributions respecting shares of New TetriDyn Stock shall be paid to the holder of any unsurrendered Converted Share Certificates unless and until such Converted Share Certificates are surrendered as provided in this section 2.02.  Upon surrender, TetriDyn shall pay or cause the Exchange Agent to pay, without interest, all dividends and other distributions payable for such shares of New TetriDyn Stock on a date, and for a record date, after the Effective Time.

(f)           No certificates evidencing fractional shares of New TetriDyn Stock shall be issued upon the surrender for exchange of Converted Share Certificates.  In lieu of any fractional interests, TetriDyn shall issue to each holder of record of a Converted Share Certificate, upon surrender of such certificate for exchange pursuant to this Article II, a whole share of New TetriDyn Stock.

(g)           TetriDyn shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of OTE Stock all amounts TetriDyn (or any affiliate thereof) is required to deduct and withhold respecting the making of such payment under the Code or any provision of state, local, or foreign tax law.  To the extent that amounts are so withheld by TetriDyn, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the OTE Stock for which such deduction and withholding was made.  In the event the amount withheld is insufficient to satisfy the withholding obligations of TetriDyn, (or any affiliate thereof), such former stockholder shall reimburse TetriDyn (or such affiliate), at its request, the amount of any such insufficiency.

ARTICLE III
REPRESENTATIONS, COVENANTS, AND WARRANTIES OF OTE

OTE hereby represents, covenants, and warrants to TetriDyn, such representations, covenants, and warranties to be made as of the date hereof and at and as of the Closing Date, to survive the Closing, and to continue in accordance with the terms hereof (except as otherwise expressly set forth in section 8.01), as set forth in this Article III and as limited, qualified by, or except as otherwise set forth in the written disclosure schedules to this Agreement supplementally provided by OTE to TetriDyn (the “OTE Schedules”).

Section 3.01                      Organization and Qualifications

OTE and each of its subsidiaries: (a) is a corporation or limited liability company duly organized, validly existing, and in good standing under the Laws of its state of organization; (b) has all requisite power and authority to own, lease, and operate its properties and assets and to carry on its business as it is now being conducted; and (c) is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where the failure to be so duly qualified and in good standing would not have an OTE Material Adverse Effect.  The term “OTE Material Adverse Effect,” as used in this Agreement, shall mean any change or effect that, individually or when taken together with all such other changes or effects, would be reasonably likely to be materially adverse to the assets, liabilities, financial condition, results of operations, or current or future business of OTE.  Schedule 3.01 of the OTE Schedules contains a list of each OTE subsidiary and its jurisdiction of organization and existence.  When used herein, the term OTE includes each of its subsidiaries set forth on Schedule 3.01.  Except as set forth on Schedule 3.01, OTE does not own an equity interest in any other corporation, partnership, joint venture arrangement, or other business entity that is material to the assets, liabilities, financial condition, results of operations, or current or future business of OTE.  Except as set forth in Schedule 3.01, OTE does not have any predecessor, as that term is defined under generally accepted accounting principles.

Section 3.02                      Charter Documents

Included in Schedule 3.02 of the OTE Schedules are complete and correct copies of OTE’s certificate of incorporation and bylaws, as presently in effect.  OTE is not in violation of any of the provisions of its certificate of incorporation or its bylaws.

Section 3.03                      Capitalization

(a)           The authorized capital stock of OTE consists of 200,000,000 shares of common stock and 20,000,000 shares of preferred stock, par value $0.0001 per share, of which 78,745,287 shares of common stock are issued and outstanding, 18,324,360 shares of common stock are reserved for issuance on the exercise of outstanding warrants, 139,000 shares of common stock are reserved for issuance on the conversion of outstanding bonds, for a total of 97,208,647 shares of common stock issued and outstanding and reserved for issuance on a fully diluted basis.  No other shares of capital stock are reserved for issuance on the exercise of any other call, commitment, right, or other contractual arrangements to which OTE is a party or by which it is bound.  Except as described in this section 3.03 or Schedule 3.03(a) of the OTE Schedules, no shares of capital stock of OTE are reserved for any purpose.  Each of the outstanding shares of capital stock of OTE is duly authorized, validly issued, and fully paid and nonassessable and has not been issued in violation of (nor are any of the authorized shares of capital stock of OTE subject to) any preemptive or similar rights created by statute, the certificate of incorporation or bylaws of OTE, or any agreement to which OTE is a party or bound, and such outstanding shares owned by OTE are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations on OTE’s voting rights, charges, or other encumbrances of any nature whatsoever.

(b)

(i)           Except as set forth in Schedule 3.03(b)(i) of the OTE Schedules, there are no options, warrants, or other rights (including registration rights), agreements, arrangements, or commitments of any character to which OTE is a party relating to the issued or unissued capital stock of OTE or obligating OTE to grant, issue, or sell any shares of the capital stock of OTE.

(ii)           Except as set forth in Schedule 3.03(b)(ii) of the OTE Schedules, there are no obligations, contingent or otherwise, of OTE to: (1) repurchase, redeem, or otherwise acquire any shares of OTE Stock or other capital stock of OTE; or (2) provide material funds to, make any material investment in (in the form of a loan, capital contribution, or otherwise), or provide any guarantee respecting the obligations of any other person.

(iii)           Except for its subsidiaries listed in Schedule 3.01 and as described in Schedule 3.03(b)(iii) of the OTE Schedules, OTE: (1) does not directly or indirectly own; (2) has not agreed to purchase or otherwise acquire; or (3) does not hold any interest convertible into or exchangeable or exercisable for 5% or more of the capital stock of any corporation, partnership, joint venture, or other business association or entity.

(iv)           Except as set forth in Schedule 3.03(b)(iv) of the OTE Schedules, there are no agreements, arrangements, or commitments of any character (contingent or otherwise) pursuant to which any person is or may be entitled to receive any payment based on the revenues or earnings, or calculated in accordance therewith, of OTE.

(v)           Except as set forth in Schedule 3.03(b)(v) of the OTE Schedules, there are no voting trusts, proxies, or other agreements or understandings to which OTE is a party or by which OTE is bound respecting the voting of any shares of capital stock of OTE.

(c)           OTE has made available to TetriDyn complete and correct copies (if any) of: (i) each stock option, stock award, or other benefit plan (collectively, the “OTE Option Plans”) and the forms of options issued pursuant to any OTE Option Plan, including all amendments thereto; and (ii) all options and warrants that are not in the form specified under clause (i) above.  Schedule 3.03(c) of the OTE Schedules sets forth a complete and correct list of all outstanding warrants and options, restricted stock, or any other stock awards (the “OTE Stock Awards”) granted under the OTE Option Plans or otherwise, setting forth as of the date hereof: (x) the number and type of OTE Stock Awards; (xi) the exercise price of each outstanding stock option or warrant; and (xii) the number of stock options and warrants presently exercisable.

Section 3.04                      Authority

OTE has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby (subject to, respecting the Merger, the adoption of this Agreement by the stockholders of OTE as described in section 3.12 hereof).  The execution and delivery of this Agreement by OTE and the consummation by OTE of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of OTE are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (subject to, respecting the Merger, the approval thereof by the stockholders of OTE as described in section 3.12).  This Agreement has been duly executed and delivered by OTE and, assuming the due authorization, execution, and delivery thereof by TetriDyn, constitutes the legal, valid, and binding obligation of OTE, enforceable against OTE in accordance with its terms, except that: (a) such enforcement may be subject to applicable bankruptcy, insolvency, or other similar Laws, now or hereafter in effect affecting creditors’ rights generally; and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 3.05                      No Conflict: Required Filings and Consents

(a)           Except as set forth in Schedule 3.05 of the OTE Schedules, the execution and delivery of this Agreement by OTE does not, and the consummation of the transaction contemplated hereby will not: (i) conflict with or violate OTE’s certificate of incorporation or bylaws, in each case as amended or restated; (ii) conflict with or violate any federal, state, foreign, or local law, statute, ordinance, rule, regulation, order, judgment, or decree (collectively, “Laws”) applicable to OTE or by which any of its properties is bound or subject; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration, or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of OTE pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligation to which OTE is a party or by which OTE or any of its properties is bound or subject; except for any such conflicts or violations described in clause (ii) or breaches, defaults, events, rights of termination, amendment, acceleration or cancellation, payment obligations, or liens or encumbrances described in clause (iii) that would not have an OTE Material Adverse Effect.

(b)           The execution and delivery of this Agreement by OTE does not, and consummation of the transactions contemplated hereby will not, require OTE to obtain any consent, license, permit, approval, waiver, authorization or order of, or to make any filing with or notification to, any governmental or regulatory authority, domestic or foreign (collectively, “Governmental Entities”), except for filing appropriate merger documents as required by applicable state Laws and when the failure to obtain such consents, licenses, permits, approvals, waivers, authorizations or orders, or to make such filings or notifications, would not, either individually or in the aggregate, materially interfere with OTE’s performance of its obligations under this Agreement and would not have an OTE Material Adverse Effect.

Section 3.06                      Permits; Compliance

Each of OTE and each subsidiary, to OTE’s knowledge, any third-party operator of any of OTE’s or any subsidiary’s properties, is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals, and orders necessary to own, lease, and operate its properties and to carry on its business in all material respects as it is now being conducted or as presently foreseeable (collectively, the “OTE Permits”), and there is no action, proceeding, or investigation pending or, to OTE’s knowledge, threatened regarding suspension or cancellation of any of the OTE Permits, except when the failure to possess, or the suspension or cancellation of, such OTE Permits would not have an OTE Material Adverse Effect.  Except as set forth in Schedule 3.06 of the OTE Schedules, OTE has not received from any Governmental Entity any written notification respecting possible conflicts, defaults, or violations of Laws, except for written notices relating to possible conflicts, defaults, or violations that would not have an OTE Material Adverse Effect.

Section 3.07                      Financial Statements

Included in Schedule 3.07 of the OTE Schedules is OTE’s unaudited consolidated balance sheets as of September 30, 2014 (“OTE’s Current Balance Sheet”), and the related consolidated statements of operations, changes in stockholders’ equity (deficiency), and cash flows for the nine months ended September 30, 2014, including the notes thereto.  Such schedule also includes OTE’s audited consolidated balance sheets as of December 31, 2013 and 2012, and the related consolidated statements of operations, changes in stockholders’ equity (deficiency), and cash flows for the years ended December 31, 2013 and 2012, including the notes thereto and the report thereon of Liggett, Vogt & Webb, P.A. Certified Public Accountants.  OTE’s Current Balance Sheet and the related consolidated statements of operations, changes in stockholders’ equity (deficiency), and cash flows for the nine months ended September 30, 2014, together with the notes thereto, contain all adjustments (all of which are normal recurring adjustments) necessary to present fairly OTE’s results of operations and financial position for the periods and as of the dates indicated.  All such audited and unaudited financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except: (a) to the extent required by changes in generally accepted accounting principles; and (b) as may be indicated in the notes thereto) and fairly present OTE’s financial position as of the respective dates thereof and the result of operations and cash flows for the periods indicated, except that any unaudited interim financial statements were or will be subject to normal and recurring year-end adjustments.

Section 3.08                      Absence of Certain Changes or Events

Except as contemplated by this Agreement or as set forth in Schedule 3.08 of the OTE Schedules, since the date of OTE’s Current Balance Sheet, OTE has conducted its business in the ordinary course of business consistent with past practice.  Since the date of OTE’s Current Balance Sheet, there has not been: (a) any event, change, or effect (including the occurrence of any liabilities of any nature, whether or not accrued, contingent, or otherwise) having or, which would be reasonably likely to have, individually or in the aggregate, an OTE Material Adverse Effect; (b) any declaration, setting aside, or payment of any dividend or other distribution (whether in cash, stock, or property) respecting the equity interests of OTE or any redemption, purchase, or other acquisition by OTE of any of OTE’s capital stock; (c) any revaluation by OTE of its assets, including the writing down of the value of inventory or the writing down or off of notes or accounts receivable, other than in the ordinary course of business and consistent with past practices; (d) any change by OTE in accounting principles or methods, except insofar as may be required by a change in generally accepted accounting principles; (e) a fundamental change in the nature of OTE’s business; (f) any arrangement for the disposition of any material property or assets of OTE; (g) any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer, employee, or shareholder; (h) any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees; or (i) an OTE Material Adverse Effect.

Section 3.09                      Absence of Litigation

Except as set forth in Schedule 3.09 of the OTE Schedules, there is no claim, suit, litigation, proceeding, arbitration, or, to OTE’s knowledge, investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), pending or threatened against OTE or any of its properties (except for claims, actions, suits, litigation, proceedings, arbitrations, or investigations that would not have an OTE Material Adverse Effect), and OTE is not subject to any continuing order of, consent decree, settlement agreement, or other similar written agreement with, or to OTE’s knowledge, continuing investigation by, any Governmental Entity, or any judgment, order, writ, injunction, decree or award of any Government Entity or arbitrator, including cease-and-desist or other orders, except for matters that would not have an OTE Material Adverse Effect.

Section 3.10                      Tax Matters

Neither OTE nor, to OTE’s knowledge, any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a tax-free reorganization qualifying under the provisions of Section 368(a) of the Code, all as more particularly set forth in a separate letter of representation in form and substance reasonably acceptable to TetriDyn to be delivered by OTE to TetriDyn at the Closing and which is incorporated herein by reference.

Section 3.11                      Taxes

(a)           Except as disclosed on Schedule 3.11(a) of the OTE Schedules, OTE has made available to TetriDyn complete copies of: (i) all returns and information statements respecting any Taxes of OTE (“OTE Returns”) for all periods since the formation of OTE open under the statute of limitations for assessments; and (ii) examination reports and statements of deficiencies assessed by OTE.  OTE does not do business or derive income from any state, local, territorial, or foreign taxing jurisdiction so as to be subject to Taxes or return filing requirements other than those OTE Returns described in the preceding sentence.  Except as disclosed on Schedule 3.11(a) or to the extent that the applicable statute of limitations has expired, all OTE Returns required to be filed by or on behalf of OTE have been duly filed on a timely basis with the appropriate governmental authorities and are true, correct, and complete, and all Taxes for all periods covered by such OTE Returns, or respecting any period prior to the Effective Time, have been duly paid in full or a provision for the payment thereof has been made in accordance with generally accepted accounting principles and is reflected on OTE’s Current Balance Sheet.  All OTE Returns are accurate and correct in all material respects.  OTE has no liabilities respecting the payment of any Taxes (including any deficiencies, interest, or penalties) accrued for or applicable to the period ended on the date of OTE’s Current Balance Sheet, except as reflected therein, and all such dates and years and periods prior thereto and for which OTE may at said date have been liable in its own right or as transferee of the assets of, or as successor to, any other corporation or other entity, except for taxes accrued but not yet due and payable.  OTE has not elected at any time pursuant to the Code to be treated as an S corporation pursuant to Section 1362(a) of the Code or a collapsed corporation pursuant to Section 341(f) of the Code, nor has OTE made any other elections pursuant to the Code (other than elections that relate solely to methods of accounting, depreciation, or amortization) that would have an OTE Material Adverse Effect.  There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any OTE Return.

(b)           OTE has complied in all respects with all applicable Laws relating to the payment and withholding of Taxes (including any estimated Taxes and the withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any foreign Laws) and has, within the time and the manner prescribed by law, withheld from employee wages and paid over all amounts withheld under applicable Laws, except when noncompliance would not have an OTE Material Adverse Effect.  There are no liens on any of OTE’s assets respecting Taxes other than for Taxes not yet due and payable.  There is no material dispute or claim concerning any liabilities for Taxes of OTE either raised or reasonably expected to be raised by any taxing authority.

(c)           Except as disclosed in Schedule 3.11(c) of the OTE Schedules: (i) there is no audit of any OTE Returns by a governmental or taxing authority in process, pending, or threatened (formally or informally), and OTE has no knowledge of any potential audit; (ii) except to the extent that the applicable statute of limitations has expired and except as to matters that have been resolved, no deficiencies exist or have been asserted (either formally or informally) or are expected to be asserted respecting Taxes of OTE, and no notice (either formally or informally) has been received by OTE that it has not filed an OTE Return or paid Taxes required to be filed or paid by it; (iii  OTE is not a party to any pending action or proceeding for assessment or collection of Taxes, nor has an action or proceeding been asserted or threatened (either formally or informally) against it or any of its assets, except to the extent that the applicable statute of limitations has expired and except as to matters that have been resolved; (iv) no waiver or extension of any statute of limitations is in effect respecting Taxes of OTE or OTE Returns; (v) no action has been taken that would have the effect of deferring any liability for Taxes for OTE from any period prior to the Effective Time to any period after the Effective Time; (vi) there are no requests for rulings, subpoenas, or requests for information pending respecting the Taxes of OTE; (vii) no power of attorney has been granted by OTE respecting any matter relating to Taxes; (viii) OTE has never been included in an affiliated group of corporations, within the meaning of Section 1504 of the Code; (ix) OTE is not (nor has it ever been) a party to any tax-sharing agreement between affiliated corporations; and (x) the amount of liability for unpaid Taxes of OTE for all periods ending on or before the Effective Time will not, in the aggregate, materially exceed the amount of the liability accruals for Taxes reflected on OTE’s Current Balance Sheet.

Section 3.12                      Vote Required

The only vote of the holders of any class or series of OTE capital stock necessary to approve the Merger is the affirmative vote of the holders of a majority of the OTE Stock outstanding.

Section 3.13                      Brokers

Except as set forth in Schedule 3.13 of the OTE Schedules, no broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of OTE.  Prior to the date of this Agreement, OTE has made available to TetriDyn complete and correct copies of all agreements referenced in Schedule 3.13 pursuant to which any such firm will be entitled to any payment related to the transactions contemplated by this Agreement.

Section 3.14                      Information Supplied

Without limiting any of the representations and warranties contained herein, no representation or warranty of OTE and no statement by OTE or other information contained in or documents referred to in the OTE Schedules, as of the date of such representation, warranty, statement, or document, contains or contained any untrue statement of material fact or, at the date thereof, omits or omitted to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements are or were made, not misleading.

Section 3.15                      Employee Benefit Plans; Labor Matters

(a)           OTE is not bound by or subject to (and none of its operations is bound by or subject to) any written or oral, express or implied, contract, commitment, or arrangement with any labor union, and no labor union has requested or, to OTE’s knowledge, has sought to represent any of OTE’s employees, representatives, or agents.  There is no strike or other labor dispute involving OTE pending or, to OTE’s knowledge, threatened that could have an OTE Material Adverse Effect, nor is OTE aware of any labor organization activity involving its employees.  OTE is not aware that any officer or key employee, or that any group of key employees, intends to terminate employment with OTE, nor does OTE have a present intention to terminate the employment of any of the foregoing.  The employment of each officer and employee of OTE, to the best of OTE’s knowledge, is terminable at OTE’s will.

(b)           Except as set forth in Schedule 3.15(b) of the OTE Schedules, OTE does not maintain, and has not contributed during the past five years to, any employee benefit plan (as such term is defined in The Employee Retirement Income Security Act of 1974 (“ERISA”), Section 3(s), or for which OTE or any member of its ERISA group would incur liability under Sections 4065, 4069, 4212(c), or 4204 of ERISA, and any other retirement, pension, stock option, stock application rights, profit sharing, incentive compensation, deferred compensation, savings, thrift, vacation pay, severance pay, or other employee compensation or benefit plan, agreement, practice, or arrangement, whether written or unwritten, whether or not legally binding (collectively, the “OTE Benefit Plans”).  As of the date of this Agreement, except as would not have an OTE Material Adverse Effect, the material OTE Benefit Plans maintained by OTE or any member of its ERISA Group, or respecting which OTE has or may have a liability, are in substantial compliance with applicable Laws, including ERISA and the Code.  Schedule 3.15(b) sets forth a list of all OTE Benefit Plans, true and complete copies of which have been furnished to TetriDyn.  With respect to the OTE Benefit Plans, no event has occurred, and to OTE’s knowledge, there exists no condition or set of circumstances, in connection with which OTE or any member of its ERISA group could be subject to any liability under the terms of the OTE Benefit Plans, ERISA, the Code, or any other applicable Law that would have an OTE Material Adverse Effect.

(c)           Except as otherwise set forth on Schedule 3.15(c) of the OTE Schedules, neither OTE nor any member of its ERISA group contributes or has an obligation to contribute to, has not within five years prior to the date of this Agreement contributed or had an obligation to contribute to, or has any secondary liability under ERISA Section 4204 to, a multiemployer plan within the meaning of Section 3(37) of ERISA.

(d)           Neither OTE nor any member of its ERISA group is or has ever been a party to any collective bargaining or other labor union contracts.  No collective bargaining agreement is being negotiated by OTE.  There is no pending or threatened labor dispute, strike, or work stoppage against OTE or any of its subsidiaries that may interfere with OTE’s business activities.  None of OTE or any of its representatives or employees has committed any unfair labor practices in connection with the operation of OTE’s business, and there is no pending or threatened charge or complaint against OTE by the National Labor Relations Board or any comparable state agency.

(e)           With respect to each OTE Benefit Plan that is a “group health plan” within the meaning of Section 5000(b) of the Code, each such OTE Benefit Plan complies, and has complied, with the requirements of Part 6 of Title I of ERISA and Sections 4980B and 5000 of the Code, except when the failure to so comply would not have an OTE Material Adverse Effect.

Section 3.16                      Employee Relations

OTE has complied in all material respects with all applicable Laws that relate to prices, wages, hours, harassment, disabled access, discrimination employment, and collective bargaining and to the operation of its business, and OTE is not liable for any arrears of wages or taxes or penalties for failure to comply with any of the foregoing.  OTE believes that its relations with its employees are satisfactory.

Section 3.17                      Certain Business Practices

Neither OTE nor any of its directors, officers, agents, or employees on OTE’s behalf has used any funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity; made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns; violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or made any other unlawful payment.

Section 3.18                      Environmental Matters

Except as set forth in Schedule 3.18 of the OTE Schedules: (a) during the period of OTE’s ownership, use, or other occupancy of the properties of OTE, OTE has not used, generated, manufactured, stored, treated, disposed of, or released any hazardous waste or substance on, under, or about any of the properties, except in compliance with environmental Laws; and (b) OTE has no knowledge of, or reason to believe that there has been: (i) any use, generation, manufacture, storage, treatment, disposal, release, or threatened release of any hazardous waste or substance by any prior owners or occupants of any of the properties, except in compliance with environmental Laws; or (ii) any actual or threatened litigation or claims of any kind against OTE or any other person for whose conduct it is or may be liable by any person relating to such matters.

Section 3.19                      Insurance

OTE is currently insured, and during each of the past three calendar years has been insured, for reasonable amounts against such risks as companies similarly situated would, in accordance with good business practice, customarily be insured.

Section 3.20                      Certain Contracts and Restrictions

Other than agreements, contracts, or commitments listed elsewhere in the OTE Schedules, Schedule 3.20 of the OTE Schedules lists, as of the date hereof, each agreement, contract, or commitment (including any amendments thereto) to which OTE is a party or by which OTE is bound involving consideration during the next 12 months in excess of $1,000,000 or that is otherwise material to the assets, liabilities, financial condition, results of operations, or current or future business of OTE, taken as a whole.  As of the date of this Agreement and except as indicated on the OTE Schedules, OTE has fully complied with all material terms and conditions of all agreements, contracts, and commitments that will be listed in the OTE Schedules, and all such agreements, contracts, and commitments are in full force and effect.  All such agreements, contracts, and commitments are not subject to any memorandum or other written document or understanding permitting cancellation, and OTE has no knowledge of any defaults thereunder or any cancellations or modifications thereof.

Section 3.21                      Properties

Except for liens arising in the ordinary course of business after the date hereof and properties and assets disposed of in the ordinary course of business after the date of OTE’s Current Balance Sheet, OTE has good and marketable title free and clear of all liens, the existence of which would have an OTE Material Adverse Effect, to all material properties and assets, whether tangible or intangible, real, personal, or mixed, reflected in OTE’s Current Balance Sheet as being owned by OTE as of the date thereof or purported to be owned on the date hereof.  All buildings, fixtures, equipment, and other property and assets that are material to its business held under leases by OTE are held under valid instruments enforceable by OTE in accordance with their respective terms.  Substantially all of OTE’s equipment in regular use has been well maintained and is in good and serviceable condition, reasonable wear and tear excepted.

Section 3.22                      Easements

OTE’s business has been operated in a manner that does not violate the material terms of any easements, rights of way, permits, servitude, licenses, and similar rights relating to real property used by OTE in its business (collectively, “OTE Easements”) except for violations that have not resulted and will not result in an OTE Material Adverse Effect.  All material OTE Easements are valid and enforceable and grant the rights purported to be granted thereby and all rights necessary thereunder for the current operation of such business.

Section 3.23                      Futures Trading and Fixed Price Exposure

OTE is not presently engaged in any futures or options trading nor is it a party to any price, interest rate, or currency swaps, hedges, futures, or other derivative instruments.

Section 3.24                      Intellectual Property

(a)           Schedule 3.24(a) of the OTE Schedules lists all the registered patents, trademarks, service marks, copyrights, trade names, and applications for any of the foregoing owned by OTE as of the date of this Agreement (the “OTE Registered Intellectual Property”).  OTE has good and marketable title to the OTE Registered Intellectual Property and has good and marketable title to, or valid licenses or rights to use, all patents, copyrights, trademarks, trade names, brand names, proprietary and other technical information, technology and software (collectively, “OTE Intellectual Property”) used in the operation of its business as presently conducted, free from any liens and free from any requirement of any past, present, or future royalty payments, license fees, charges, or other payments or conditions or restrictions, whatsoever, except as set forth on Schedule 3.24(a).  Immediately after the Effective Time, the Surviving Corporation will own or will have the right to use all OTE Intellectual Property free from liens and on the same terms and conditions as in effect prior to the Effective Time.

(b)           To the best of its knowledge, OTE has not infringed and is not infringing upon, and for the past three years has not engaged and is not engaging in, any unauthorized use or misappropriation of any patents, copyrights, trademarks, trade names, brand names, proprietary and other technical information, technology and software owned by or belonging to any other person.  Except as set forth in Schedule 3.24(b) of the OTE Schedules, there are no claims or proceedings pending or, to OTE’s knowledge, threatened against OTE asserting that OTE is infringing or engaging in the unauthorized use or misappropriation of any intellectual property of any other person.

(c)           OTE is not aware of prior art respecting any of the patents owned or licensed by it that was not disclosed to the U.S. Patent and Trademark Office (or to any comparable foreign authority, if necessary) in connection with applications for such patents.  OTE is not aware of any fact or event making any one or more claims of any of such patents invalid or unenforceable, and OTE has not engaged in any conduct, or omitted to perform any necessary act, the result of which would be to invalidate any of such patents or adversely affect any of their enforceability.

(d)           Schedule 3.24(d) of the OTE Schedules sets forth all agreements and arrangements pursuant to which: (i) OTE has licensed OTE Intellectual Property to, or the use of OTE Intellectual Property in other areas permitted (through nonassertion, settlement, or similar agreements or otherwise) by, any other person; and (ii) OTE has had OTE Intellectual Property licensed to it, or has otherwise been permitted to use OTE Intellectual Property (through nonassertion, settlement, or similar agreements or otherwise).  All of the agreements or arrangements to the extent set forth on Schedule 3.24(d): (x) are in full force and effect in accordance with their terms and OTE is not aware that any default exists thereunder by OTE or by any other party thereto; (xi) are free and clear of liens; (xii) do not contain any change of control or other terms or conditions that will become applicable or inapplicable as a result of the consummation of the Merger and the transactions contemplated by this Agreement.  OTE has delivered to TetriDyn true and complete copies of all agreements and arrangements set forth on Schedule 3.24(d).  There are no royalties, license fees, charges, or other amounts payable by, or on behalf of, OTE for any OTE Intellectual Property other than as set forth on Schedule 3.24(d).

Section 3.25                      Transactions with Affiliates

Schedule 3.25 of the OTE Schedules sets forth a description of every material contract, agreement, or arrangement between OTE and any person who is or has ever been an officer or director of OTE, or person of record or known by OTE to have beneficial ownership of 10% or more of the issued and outstanding OTE Stock, and which is to be performed, in whole or in part, after the date hereof or was entered into within three years before the date hereof.  In all of such circumstances, the contract, agreement, or arrangement was for a bona fide business purpose of OTE, and the amount paid or received, whether in cash, services, or kind, is, has been during the full term thereof, and is required to be during the unexpired portion of the term thereof, no less favorable to OTE than terms available from otherwise unrelated parties in arm’s-length transactions.  Except as disclosed in Schedule 3.25 or otherwise disclosed herein, no officer or director of OTE or 10% shareholder of OTE has, or has had during the preceding three years, any interest, directly or indirectly, in any material transaction with OTE.  Schedule 3.25 also includes a description of any commitment by OTE, whether written or oral, to lend any funds to, borrow any money from, or enter into any other material transaction with, any affiliated person.

Section 3.26                      Compliance with Securities Laws

All of the securities offered and sold by OTE or any predecessor within three years prior to the date of this Agreement were issued in transactions exempt from registration under the Securities Act and applicable state securities Laws.

Section 3.27                      Disclosure Controls

OTE maintains systems of internal accounting controls sufficient to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken respecting any differences.

Section 3.28                      Off Balance Sheet Arrangements

There are no transactions, arrangements, and other relationships between and/or among OTE or, to OTE’s knowledge, any of its affiliates and any unconsolidated entity, including any structural finance, special purpose, or limited purpose entity (each, an “Off Balance Sheet Transaction”) that would reasonably be expected to affect materially OTE’s liquidity or the availability of, or requirements for, its capital resources.

Section 3.29                      Forward-Looking Statement

No forward-looking statement (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act) (a “Forward Looking Statement”) contained in OTE Schedules has been made or reaffirmed without a reasonable basis or has been disclosed other than in good faith.

Section 3.30                      No Improper Practices

Except as set forth in Schedule 3.30 of the OTE Schedules: (a) neither OTE nor, to OTE’s knowledge, any director, officer, agent, employee, or other person associated with or acting on behalf of OTE has, in the past three years: made any unlawful contributions to any candidate for any political office (or failed fully to disclose any contribution in violation of law); made any contribution or other payment to any official of, or candidate for, any federal, state, municipal, or foreign office or other person charged with similar public or quasi-public duty in violation of any law or of the character required; (b) following the Closing, TetriDyn will not be required by the Exchange Act to disclose any contributions or payments in any periodic report (“Periodic Report”) required to be filed pursuant to Section 13 or 15(d) thereunder; (c) no relationship, direct or indirect, exists between or among OTE or, to OTE’s knowledge any affiliate, on the one hand, and the directors, officers, and stockholders of OTE, on the other hand, that TetriDyn is required, or will be required, by the Exchange Act to describe in any Periodic Report following the Closing; and (d) there are no material outstanding loans or advances or material guarantees of indebtedness by OTE to, or for the benefit of, any of its officers or directors or any of the members of the families of any of them that TetriDyn is required, or will be required, by the Exchange Act to describe in any Periodic Report following the Closing.

Section 3.31                      OFAC

Neither OTE nor, to OTE’s knowledge, any director, officer, agent, employee, or other affiliate of OTE or any of its subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”).

Section 3.32                      Minute Book

OTE’s minute book contains, and will contain at the Closing Date, a materially complete record of all meetings, consents, or other actions of its board of directors and shareholders for the period from inception through the date hereof and accurately reflects the substance of all transactions referred to in such minutes in all material respects.

ARTICLE IV
REPRESENTATIONS, COVENANTS, AND WARRANTIES OF TETRIDYN

TetriDyn hereby represents, covenants, and warrants to OTE, such representations, covenants, and warranties to be made as of the date hereof and at and as of the Closing Date and to survive the Closing and continue in accordance with the terms hereof (except as otherwise expressly set forth in section 8.01), as set forth in this Article IV and as limited or qualified by the related disclosure schedules (the “TetriDyn Schedules”) supplementally provided by TetriDyn to OTE.

Section 4.01                      Organization and Qualifications

Each of TetriDyn and its subsidiary is a corporation duly organized, validly existing, and in good standing under the Laws of its state of incorporation; has all requisite corporate power and authority to own, lease, and operate its properties and assets and to carry on its business as it is now being conducted; and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where the failure to be so duly qualified and in good standing would not have a TetriDyn Material Adverse Effect.  The term “TetriDyn Material Adverse Effect” as used in this Agreement shall mean any change or effect that, individually or when taken together with all such other changes or effects, would be reasonably likely to be materially adverse to the assets, liabilities, financial condition, results of operations, or current or future business of TetriDyn.  When used herein, the term TetriDyn includes its subsidiary as set forth on Schedule 4.01 of the TetriDyn Schedules.  Except as set forth in Schedule 4.01, TetriDyn does not own an equity interest in any other corporation, partnership, joint venture arrangement, or other business entity that is material to the assets, liabilities, financial condition, results of operations, or current or future business of TetriDyn.  Except as set forth in its Periodic Reports, TetriDyn does not have any predecessor, as that term is defined under generally accepted accounting principles.

Section 4.02                      Articles and Bylaws

Included in Schedule 4.02 of the TetriDyn Schedules are complete and correct copies of TetriDyn’s articles of incorporation and bylaws, as presently in effect.  TetriDyn is not in violation of any of the provisions of its articles of incorporation or bylaws.

Section 4.03                      Capitalization

(a)           The authorized capital stock of TetriDyn consists of: (i) 5,000,000 shares of preferred stock, par value $0.001 per share, of which 1,200,000 shares have been designated as Series A Preferred Stock and are issued and outstanding but are to be surrendered for cancellation contemporaneously with the execution of this Agreement and the related designation withdrawn; and (ii) 100,000,000 shares of TetriDyn Common Stock, par value $0.001 per share, of which 24,031,863 shares are issued and outstanding, 29,372,278 are reserved for issuance pursuant to the Investment Agreement of even date, and none are reserved for future issuance on the exercise of outstanding options, warrants, the conversion of other securities, or the exercise of any other call, commitment, right, or other contractual arrangements to which TetriDyn is a party or by which it is bound, for a total of 53,404,140 shares issued and issuable on a fully diluted basis, excluding shares issuable on the conversion of outstanding promissory notes due David and Antoinette Hempstead that are being acquired by JPF in connection with the Investment Agreement.  Except as described in this section 4.03 or Schedule 4.03(a) of the TetriDyn Schedules, no shares of capital stock of TetriDyn are reserved for any purpose.  All of the outstanding shares of capital stock of TetriDyn are duly authorized, validly issued, and fully paid and nonassessable, and have not been issued in violation of (nor are any of the authorized shares of capital stock of TetriDyn subject to) any preemptive or similar rights created by statute, TetriDyn’s articles of incorporation or bylaws, or any agreement to which TetriDyn is a party or bound, and such outstanding shares owned by TetriDyn are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations on TetriDyn’s voting rights, charges, or other encumbrances of any nature whatsoever.

(b)

(i)           Except as set forth in Schedule 4.03(b)(i) of the TetriDyn Schedules, there are no options, warrants, or other rights (including registration rights), agreements, arrangements, or commitments of any character to which TetriDyn is a party relating to the issued or unissued capital stock of TetriDyn or obligating TetriDyn to grant, issue, or sell any shares of the capital stock of TetriDyn.

(ii)           Except as set forth in Schedule 4.03(b)(ii), there are no obligations, contingent or otherwise, of TetriDyn to: (1) repurchase, redeem, or otherwise acquire any shares of TetriDyn Stock or other capital stock of TetriDyn; or (2) provide material funds to, make any material investment in (in the form of a loan, capital contribution, or otherwise), or provide any guarantee respecting the obligations of any other person.

(iii)           Except as described in Schedule 4.03(b)(iii), TetriDyn does not directly or indirectly own, has not agreed to purchase or otherwise acquire, or does not hold any interest convertible into, or exchangeable or exercisable for, 5% or more of the capital stock of any corporation, partnership, joint venture, or other business association or entity.

(iv)           Except as set forth in Schedule 4.03(b)(iv), there are no agreements, arrangements, or commitments of any character (contingent or otherwise) pursuant to which any person is or may be entitled to receive any payment based on TetriDyn’s revenues or earnings or calculated in accordance therewith.

(v)           Except as set forth in Schedule 4.03(b)(v), there are no voting trusts, proxies, or other agreements or understandings to which TetriDyn is a party or by which TetriDyn is bound respecting the voting of any shares of capital stock of TetriDyn.

(c)           TetriDyn has made available to OTE complete and correct copies of: (i) each stock option, stock award, or other benefit plans (collectively, the “TetriDyn Option Plans”) and the forms of options issued pursuant to any TetriDyn Option Plan, including all amendments thereto; and (ii) all options and warrants that are not in the form specified under clause (i) above.  Schedule 4.03(c) of the TetriDyn Schedules sets forth a complete and correct list of all outstanding warrants and options, restricted stock, or any other stock awards (the “TetriDyn Stock Awards”) granted under the TetriDyn Option Plans or otherwise, setting forth as of the date hereof: (x) the number and type of TetriDyn Stock Awards; (xi) the exercise price of each outstanding stock option or warrant; and (xii) the number of stock options and warrants presently exercisable.

(d)           The shares of New TetriDyn Stock to be issued pursuant to this Agreement have been duly authorized, and upon issuance in accordance with the terms of this Agreement will be, validly issued, fully paid and nonassessable, and not issued in violation of any preemptive or similar rights created by statute, TetriDyn’s articles of incorporation and bylaws, or any agreement to which TetriDyn is a party or bound.

Section 4.04                      Authority

TetriDyn has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by TetriDyn and the consummation by TetriDyn of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of TetriDyn are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by TetriDyn and, assuming the due authorization, execution and delivery thereof by OTE, constitutes the legal, valid, and binding obligation of TetriDyn, enforceable against TetriDyn in accordance with its terms, except that: (a) such enforcement may be subject to applicable bankruptcy, insolvency, or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally; and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.05                      No Conflict; Required Filings and Consents

(a)           Except as set forth in Schedule 4.05(a) of the TetriDyn Schedules, the execution and delivery of this Agreement by TetriDyn does not, and the consummation of the transaction contemplated hereby will not: (i) conflict with or violate TetriDyn’s articles of incorporation or bylaws, in each case as amended or restated; (ii) conflict with or violate any Laws applicable to TetriDyn or by which any of its properties is bound or subject; or (iii) result in any breach of, constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others any rights of termination, amendment, acceleration, or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of TetriDyn pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligation to which TetriDyn is a party or by which TetriDyn or any of its properties is bound or subject, except for any such conflicts or violations described in clause (ii) or breaches, defaults, events, rights of termination, amendment, acceleration or cancellation, payment obligations, or liens or encumbrances described in clause (iii) that would not have a TetriDyn Material Adverse Effect.

(b)           The execution and delivery of this Agreement by TetriDyn does not, and consummation of the transactions contemplated hereby will not, require TetriDyn to obtain any consent, license, permit, approval, waiver, authorization or order of, or to make any filing with or notification to, any Governmental Entities, except for: (i) complying with certain federal and state securities Laws as provided in Article V hereof; and (ii) filing appropriate merger documents as required by applicable state Laws and when the failure to obtain such consents, licenses, permits, approvals, waivers, authorizations, or orders, or to make such filings or notifications, would not, either individually or in the aggregate, materially interfere with TetriDyn’s performance of its obligations under this Agreement and would not have a TetriDyn Material Adverse Effect.

Section 4.06                      Permits; Compliance

TetriDyn and, to TetriDyn’s knowledge, each third-party operator of any of TetriDyn’s properties is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals, and orders necessary to own, lease, and operate its properties and to carry on its business in all material respects as it is now being conducted or as presently foreseeable (collectively, the “TetriDyn Permits”), and there is no action, proceeding, or investigation pending or, to TetriDyn’s knowledge, threatened regarding suspension or cancellation of any of the TetriDyn Permits, except when the failure to possess or the suspension or cancellation of such TetriDyn Permits would not have a TetriDyn Material Adverse Effect.  Except as set forth in Schedule 4.06 of the TetriDyn Schedules, TetriDyn has not received from any Governmental Entity any written notification respecting possible conflicts, defaults, or violations of Laws, except for written notices relating to possible conflicts, defaults, or violations that would not have a TetriDyn Material Adverse Effect.

Section 4.07                      Reports; Financial Statements

(a)           TetriDyn filed its quarterly report on Form 10-Q for the quarter ended June 30, 2012, on August 20, 2012.  During the three years preceding such filing, TetriDyn had filed all forms, reports, statements, and other documents required to be filed with the SEC, including all quarterly reports on Form 10-Q, all annual reports on Form 10-K, all current reports on Form 8-K, and all other reports, schedules, registration statements, or other documents (collectively referred to as the “TetriDyn SEC Reports”), except when the failure to file any such forms, reports, statements, or other documents would not have a TetriDyn Material Adverse Effect.  The TetriDyn SEC Reports were prepared in accordance with the requirements of applicable law (including the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such TetriDyn SEC Reports) and did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  A copy of the SEC docket showing the TetriDyn SEC Reports, linked to the actual filings, is available at http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0000827099&owner=exclude&count=40&hidefilings=0.  TetriDyn is subject to the periodic reporting requirements of Section 15(d) of the Exchange Act and has no class of equity securities registered under Section 12 of the Exchange Act.

(b)           Included in Schedule 4.07 of the TetriDyn Schedules are the unaudited balance sheet of TetriDyn as of December 31, 2014 (“TetriDyn’s Current Balance Sheet”), together with certain adjustments, on a pro forma basis, to reflect certain actions and agreements to be effected in accordance with this Agreement and separate agreements related to or affecting TetriDyn entered into and to be consummated contemporaneously herewith and of which the parties have knowledge.  Schedule 4.07 also includes the Annual Report on Form 10-K for the year ended December 31, 2011, which contains the audited consolidated balance sheets of TetriDyn as of December 31, 2011, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the years ended December 31, 2011 and 2010, including the notes thereto and the report of Webb & Company, P.A., certified public accountants, thereon.  TetriDyn’s Current Balance Sheet does not include note disclosures that are required under generally accepted accounting principles, but contains all adjustments (all of which are normal recurring adjustments) necessary to present fairly the results of operations and financial position of TetriDyn for the periods and as of the dates indicated.  Except for the absence of note disclosures respecting TetriDyn’s Current Balance Sheet, all such audited and unaudited financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except: (a) to the extent required by changes in generally accepted accounting principles; and (b) as may be indicated in the notes thereto) and fairly present the financial position of TetriDyn as of the respective dates thereof and the result of operations and cash flows for the periods indicated (including reasonable estimates of normal and recurring year-end adjustments), except that any unaudited interim financial statements were or will be subject to normal and recurring year-end adjustments.

Section 4.08                      Absence of Certain Changes or Events

Except as contemplated by this Agreement or as set forth in Schedule 4.08 of the TetriDyn Schedules, since the date of TetriDyn’s Current Balance Sheet, TetriDyn has conducted its business in the ordinary course of business consistent with past practice.  Since the date of TetriDyn’s Current Balance Sheet, there has not been: (a) any event, change, or effect (including the occurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) having or that would be reasonably likely to have, individually or in the aggregate, a TetriDyn Material Adverse Effect; (b) any declaration, setting aside, or payment of any dividend or other distribution (whether in cash, stock, or property) respecting the equity interests of TetriDyn or any redemption, purchase, or other acquisition by TetriDyn of any of TetriDyn’s capital stock; (c) any revaluation by TetriDyn of its assets, including the writing down of the value of inventory or the writing down or off of notes or accounts receivable, other than in the ordinary course of business and consistent with past practices; (d) any change by TetriDyn in accounting principles or methods, except insofar as may be required by a change in generally accepted accounting principles; (e) a fundamental change in the nature of TetriDyn’s business; (f) any arrangement for the disposition of any material property or assets of TetriDyn; (g) any accrual, arrangement for, or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer, employee, or shareholder; (h) any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment or arrangement made to, for, or with its officers, directors, or employees; or (i) a TetriDyn Material Adverse Effect.

Section 4.09                      Absence of Litigation

Except as set forth in Schedule 4.09 of the TetriDyn Schedules, there is no claim, suit, litigation, proceeding, arbitration, or to TetriDyn’s knowledge, investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), pending or threatened against TetriDyn or any of its properties (except for claims, actions, suits, litigation, proceedings, arbitrations, or investigations that would not have a TetriDyn Material Adverse Effect), and TetriDyn is not subject to any continuing order of, consent decree, settlement agreement, or other similar written agreement with, or to TetriDyn’s knowledge, continuing investigation by, any Governmental Entity, or any judgment, order, writ, injunction, decree, or award of any Government Entity or arbitrator, including cease-and-desist or other orders, except for matters that would not have a TetriDyn Material Adverse Effect.

Section 4.10                      Tax Matters

Neither TetriDyn nor, to TetriDyn’s knowledge, any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a tax-free reorganization qualifying under the provisions of Section 368(a) of the Code, all as more particularly set forth in a separate letter of representation in form and substance reasonably satisfactory to OTE to be delivered by TetriDyn to OTE at the Closing and which is incorporated herein by reference.

Section 4.11                      Taxes

(a)           Except as disclosed on Schedule 4.11(a) of the TetriDyn Schedules, TetriDyn has made available to OTE complete copies of: (i) all returns and information statements respecting any Taxes of TetriDyn (“TetriDyn Returns”) for all periods since the formation of TetriDyn open under the statute of limitations for assessments; and (ii) examination reports and statements of deficiencies assessed by TetriDyn.  TetriDyn does not do business or derive income from any state, local, territorial, or foreign taxing jurisdiction so as to be subject to Taxes or return filing requirements, other than those TetriDyn Returns described in the preceding sentence.  Except as disclosed on Schedule 4.11(a) or to the extent that the applicable statute of limitations has expired, all TetriDyn Returns required to be filed by or on behalf of TetriDyn have been duly filed on a timely basis with the appropriate governmental authorities and are true, correct, and complete, and all Taxes for all periods covered by such TetriDyn Returns or respecting any period prior to the Effective Time, have been duly paid in full or a provision for the payment thereof has been made in accordance with generally accepted accounting principles and is reflected on TetriDyn’s Current Balance Sheet.  All TetriDyn Returns are accurate and correct in all material respects.  TetriDyn has no liabilities respecting the payment of any Taxes (including any deficiencies, interest, or penalties) accrued for or applicable to the period ended on the date of TetriDyn’s Current Balance Sheet, except as reflected therein, and all such dates and years and periods prior thereto and for which TetriDyn may at said date have been liable in its own right or as transferee of the assets of, or as successor to, any other corporation or other entity, except for taxes accrued but not yet due and payable.  TetriDyn has not elected at any time pursuant to the Code to be treated as an S corporation pursuant to Section 1362(a) of the Code or a collapsed corporation pursuant to Section 341(f) of the Code, nor has TetriDyn made any other elections pursuant to the Code (other than elections that relate solely to methods of accounting, depreciation, or amortization) that would have a TetriDyn Material Adverse Effect.  There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any TetriDyn Return.

(b)           TetriDyn has complied in all respects with all applicable Laws relating to the payment and withholding of Taxes (including any estimated Taxes and the withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any foreign Laws) and has, within the time and the manner prescribed by law, withheld from employee wages and paid over all amounts withheld under applicable Laws.  There are no liens on any of the assets of TetriDyn respecting Taxes other than for Taxes not yet due and payable.  There is no material dispute or claim concerning any liabilities for Taxes of TetriDyn either raised or reasonably expected to be raised by any taxing authority.

(c)           Except as disclosed in Schedule 4.11(c) of the TetriDyn Schedules: (i) there is no audit of any TetriDyn Returns by a governmental or taxing authority in process, pending, or threatened (formally or informally), and TetriDyn has no knowledge of any such potential audit; (ii) except to the extent that the applicable statute of limitations has expired and except as to matters that have been resolved, no deficiencies exist or have been asserted (either formally or informally) or are expected to be asserted respecting Taxes of TetriDyn, and no notice (either formally or informally) has been received by TetriDyn that it has not filed a TetriDyn Return or paid Taxes required to be filed or paid by it; (iii) TetriDyn is not a party to any pending action or proceeding for assessment or collection of Taxes, nor has such an action or proceeding been asserted or threatened (either formally or informally) against it or any of its assets, except to the extent that the applicable statute of limitations has expired and except as to matters that have been resolved; (iv) no waiver or extension of any statute of limitations is in effect respecting Taxes of TetriDyn or TetriDyn Returns; (v) no action has been taken that would have the effect of deferring any liability for Taxes for TetriDyn from any period prior to the Effective Time to any period after the Effective Time; (vi) there are no requests for rulings, subpoenas, or requests for information pending respecting the Taxes of TetriDyn; (vii) no power of attorney has been granted by TetriDyn respecting any matter relating to Taxes; (viii) TetriDyn has never been included in an affiliated group of corporations within the meaning of Section 1504 of the Code; (ix) TetriDyn is not (nor has it ever been) a party to any tax-sharing agreement between affiliated corporations; and (x) the amount of liability for unpaid Taxes of TetriDyn for all periods ending on or before the Effective Time will not, in the aggregate, materially exceed the amount of the liability accruals for Taxes reflected on TetriDyn’s Current Balance Sheet.

Section 4.12                      No Vote Required

No vote of the holders of any class or series of TetriDyn capital stock is necessary to approve the Merger by MergerCo.

Section 4.13                      Brokers

Except as set forth in Schedule 4.13 of the TetriDyn Schedules, no broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of TetriDyn.  Prior to the date of this Agreement, TetriDyn has made available to OTE complete and correct copies of all agreements referenced in Schedule 4.13 pursuant to which any such firm will be entitled to any payment related to the transactions contemplated by this Agreement.

Section 4.14                      Information Supplied

Without limiting any of the representations and warranties contained herein, no representation or warranty of TetriDyn and no statement by TetriDyn or other information contained in or documents referred to in the TetriDyn Schedules, as of the date of such representation, warranty, statement, or document, contains or contained any untrue statement of material fact or, at the date thereof, omits or omitted to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements are or were made, not misleading.

Section 4.15                      Employee Benefit Plans; Labor Matters

(a)           TetriDyn is not bound by or subject to (and none of its operations is bound by or subject to) any written or oral, express or implied, contract, commitment, or arrangement with any labor union, and no labor union has requested or, to TetriDyn’s knowledge, has sought to represent any of TetriDyn’s employees, representatives, or agents.  There is no strike or other labor dispute involving TetriDyn pending or, to TetriDyn’s knowledge, threatened that could have a TetriDyn Material Adverse Effect, nor is TetriDyn aware of any labor organization activity involving its employees.  TetriDyn is not aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with TetriDyn, nor does TetriDyn have a present intention to terminate the employment of any of the foregoing.  The employment of each officer and employee of TetriDyn, to the best of TetriDyn’s knowledge, is terminable at TetriDyn’s will.

(b)           Except as set forth in Schedule 4.15(b) of the TetriDyn Schedules, TetriDyn does not maintain and has not contributed during the past five years to any employee benefit plan (as such term is defined in ERISA Section 3(s) or respecting which TetriDyn or any member of its ERISA group would incur liability under Sections 4065, 4069, 4212(c), or 4204 of ERISA, and any other retirement, pension, stock option, stock application rights, profit sharing, incentive compensation, deferred compensation, savings, thrift, vacation pay, severance pay, or other employee compensation or benefit plan, agreement, practice or arrangement, whether written or unwritten, whether or not legally binding (collectively, the “TetriDyn Benefit Plans”).  As of the date of this Agreement, except as would not have a TetriDyn Material Adverse Effect, the material TetriDyn Benefit Plans maintained by TetriDyn or any member of its ERISA group, or respecting which TetriDyn has or may have a liability, are in substantial compliance with applicable Laws, including ERISA and the Code.  Schedule 4.15(b) sets forth a list of all TetriDyn Benefit Plans, true and complete copies of which have been furnished to OTE.  With respect to the TetriDyn Benefit Plans, no event has occurred, and to TetriDyn’s knowledge, there exists no condition or set of circumstances, in connection with which TetriDyn or any member of its ERISA group could be subject to any liability under the terms of such TetriDyn Benefit Plans, ERISA, the Code, or any other applicable Law that would have a TetriDyn Material Adverse Effect.

(c)           Except as otherwise set forth on Schedule 4.15(c) of the TetriDyn Schedules, neither TetriDyn nor any member of its ERISA group contributes or has an obligation to contribute to, and has not within five years prior to the date of this Agreement contributed or had an obligation to contribute to or has any secondary liability under ERISA Section 4204 to, a multiemployer plan within the meaning of Section 3(37) of ERISA.

(d)           Neither TetriDyn nor any member of its ERISA group is or has ever been a party to any collective bargaining or other labor union contracts.  No collective bargaining agreement is being negotiated by TetriDyn.  There is no pending or threatened labor dispute, strike, or work stoppage against TetriDyn or any of its subsidiaries that may interfere with TetriDyn’s business activities.  None of TetriDyn or any of its representatives or employees has committed any unfair labor practices in connection with the operation of TetriDyn’s business, and there is no pending or threatened charge or complaint against TetriDyn by the National Labor Relations Board or any comparable state agency.

(e)           With respect to each TetriDyn Benefit Plan that is a “group health plan” within the meaning of Section 5000(b) of the Code, each such TetriDyn Benefit Plan complies and has complied with the requirements of Part 6 of Title I of ERISA and Sections 4980B and 5000 of the Code, except when the failure to so comply would not have a TetriDyn Material Adverse Effect.

Section 4.16                      Employee Relations

TetriDyn has complied in all material respects with all applicable Laws that relate to prices, wages, hours, harassment, disabled access, discrimination employment, and collective bargaining and to the operation of its business and is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.  TetriDyn believes that its relations with its employees are satisfactory.

Section 4.17                      Certain Business Practices

Neither TetriDyn nor any of its TetriDyn’s directors, officers, agents, or employees on its behalf has used any funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity; made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns; violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or made any other unlawful payment.

Section 4.18                      Environmental Matters

Except as set forth in Schedule 4.18 of the TetriDyn Schedules: (a) during the period of TetriDyn’s ownership, use, or other occupancy of the properties of TetriDyn, it has not used, generated, manufactured, stored, treated, disposed of, or released any hazardous waste or substance on, under, or about any of the properties, except in compliance with environmental Laws; and (b) TetriDyn has no knowledge of, or reason to believe that there has been: (i) any use, generation, manufacture, storage, treatment, disposal, release, or threatened release of any hazardous waste or substance by any prior owners or occupants of any of the properties, except in compliance with environmental Laws; or (ii) any actual or threatened litigation or claims of any kind against TetriDyn or any other person for whose conduct it is or may be liable by any person relating to such matters.

Section 4.19                      Insurance

TetriDyn is not currently insured.

Section 4.20                      Certain Contracts and Restrictions

Other than agreements, contracts, or commitments listed elsewhere in the TetriDyn Schedules, Schedule 4.20 of the TetriDyn Schedules lists, as of the date hereof, each agreement, contract, or commitment (including any amendments thereto) to which TetriDyn is a party or by which TetriDyn is bound involving consideration during the next 12 months in excess of $10,000 or that is otherwise material to the assets, liabilities, financial condition, results of operations or current or future business of TetriDyn, taken as a whole.  As of the date of this Agreement and except as indicated on the TetriDyn Schedules, TetriDyn has fully complied with all material terms and conditions of all agreements, contracts, and commitments that will be listed in the TetriDyn Schedules, and all such agreements, contracts, and commitments are in full force and effect.  All such agreements, contracts, and commitments are not subject to any memorandum or other written document or understanding permitting cancellation, and TetriDyn has no knowledge of any defaults thereunder or any cancellations or modifications thereof.

Section 4.21                      Properties

Except for liens arising in the ordinary course of business after the date hereof and properties and assets disposed of in the ordinary course of business after the date of TetriDyn’s Current Balance Sheet, TetriDyn has good and marketable title free and clear of all liens, the existence of which would have a TetriDyn Material Adverse Effect, to all material properties and assets, whether tangible or intangible, real, personal, or mixed, reflected in TetriDyn’s Current Balance Sheet as being owned by TetriDyn as of the date thereof or purported to be owned on the date hereof.  All buildings, fixtures, equipment, and other property and assets that are material to its business held under leases by TetriDyn are held under valid instruments enforceable by TetriDyn in accordance with their respective terms.  Substantially all of TetriDyn’s equipment in regular use has been well maintained and is in good and serviceable condition, reasonable wear and tear excepted.

Section 4.22                      Easements

TetriDyn’s business has been operated in a manner that does not violate the material terms of any easements, rights of way, permits, servitude, licenses, and similar rights relating to real property used by TetriDyn in its business (collectively, “TetriDyn Easements”) except for violations that have not resulted and will not result in a TetriDyn Material Adverse Effect.  All material TetriDyn Easements are valid and enforceable and grant the rights purported to be granted thereby and all rights necessary thereunder for the current operation of such business.

Section 4.23                      Futures Trading and Fixed Price Exposure

TetriDyn is not presently engaged in any futures or options trading nor is it a party to any price, interest rate, or currency swaps, hedges, futures, or other derivative instruments.

Section 4.24                      Intellectual Property

(a)           Schedule 4.24(a) of the TetriDyn Schedules lists all the registered patents, trademarks, service marks, copyrights, trade names, and applications for any of the foregoing owned by TetriDyn as of the date of this Agreement (the “TetriDyn Registered Intellectual Property”).  TetriDyn has good and marketable title to the TetriDyn Registered Intellectual Property and has good and marketable title to, or valid licenses or rights to use, all patents, copyrights, trademarks, trade names, brand names, proprietary and other technical information, technology, and software (collectively, “TetriDyn Intellectual Property”) used in the operation of its business as presently conducted, free from any liens and free from any requirement of any past, present, or future royalty payments, license fees, charges or other payments, or conditions or restrictions, whatsoever, except as set forth on Schedule 4.24(a).  Immediately after the Effective Time, the Surviving Corporation will own or will have the right to use all TetriDyn Intellectual Property free from liens.

(b)           To the best of its knowledge, TetriDyn has not infringed and is not infringing upon, and has not engaged and is not engaging in, any unauthorized use or misappropriation of any patents, copyrights, trademarks, trade names, brand names, proprietary and other technical information, technology, and software owned by or belonging to any other person.  Except as set forth in Schedule 4.24(b) of the TetriDyn Schedules, there are no claims or proceedings pending or, to TetriDyn’s knowledge, threatened against TetriDyn asserting that TetriDyn is infringing or engaging in the unauthorized use or misappropriation of any intellectual property of any other person.

(c)           TetriDyn is not aware of prior art respecting any of the patents owned or licensed by it that was not disclosed to the U.S. Patent and Trademark Office (or to any comparable foreign authority, if necessary) in connection with applications for such patents.  TetriDyn is not aware of any fact or event making any one or more claims of any of such patents invalid or unenforceable, and TetriDyn has not engaged in any conduct or omitted to perform any necessary act, the result of which would be to invalidate any of such patents or adversely affect any of their enforceability.

(d)           Schedule 4.24(d) of the TetriDyn Schedules sets forth all agreements and arrangements pursuant to which: (i) TetriDyn has licensed TetriDyn Intellectual Property to, or the use of TetriDyn Intellectual Property in other areas permitted (through nonassertion, settlement, or similar agreements or otherwise) by, any other person; and (ii) TetriDyn has had TetriDyn Intellectual Property licensed to it, or has otherwise been permitted to use TetriDyn Intellectual Property (through nonassertion, settlement, or similar agreements or otherwise).  All of the agreements or arrangements to the extent set forth on Schedule 4.24(d): (x) are in full force and effect in accordance with their terms and TetriDyn is not aware that any default exists thereunder by TetriDyn or by any other party thereto; (xi) are free and clear of liens; (xii) do not contain any change of control or other terms or conditions that will become applicable or inapplicable as a result of the consummation of the Merger and the transactions contemplated by this Agreement.  TetriDyn has delivered to OTE true and complete copies of all agreements and arrangements set forth on Schedule 4.24(d).  There are no royalties, license fees, charges, or other amounts payable by, or on behalf of, TetriDyn for of any TetriDyn Intellectual Property other than as set forth on Schedule 4.24(d).

Section 4.25                      Transactions with Affiliates

Schedule 4.25 of the TetriDyn Schedules sets forth a description of every material contract, agreement, or arrangement between TetriDyn and any person who is or has ever been an officer or director of TetriDyn, or person of record or known by TetriDyn to have beneficial ownership of 10% or more of the issued and outstanding TetriDyn Stock, and which is to be performed, in whole or in part, after the date hereof or was entered into within three years before the date hereof.  In all of such circumstances, the contract, agreement, or arrangement was for a bona fide business purpose of TetriDyn, and the amount paid or received, whether in cash, services, or kind is, has been during the full term thereof, and is required to be during the unexpired portion of the term thereof, no less favorable to TetriDyn than terms available from otherwise unrelated parties in arm’s-length transactions.  Except as disclosed in Schedule 4.25 or otherwise disclosed herein, no officer or director of TetriDyn or 10% shareholder of TetriDyn has, or has had during the preceding three years, any interest, directly or indirectly, in any material transaction with TetriDyn.  Schedule 4.25 also includes a description of any commitment by TetriDyn, whether written or oral, to lend any funds to, borrow any money from, or enter into any other material transaction with any such affiliated person.

Section 4.26                      Compliance with Securities Laws

All of the securities offered and sold by TetriDyn within three years prior to the date of this Agreement were issued in transactions exempt from registration under the Securities Act and applicable state securities Laws.

Section 4.27                      Disclosure Controls

TetriDyn maintains systems of internal accounting controls sufficient to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken respecting any differences.

Section 4.28                      Off Balance Sheet Arrangements

There are no off balance sheet transactions that would reasonably be expected to affect materially TetriDyn’s liquidity or the availability of or requirements for its capital resources.

Section 4.29                      Forward-Looking Statement

No Forward Looking Statement contained in TetriDyn Schedules or Periodic Reports has been made or reaffirmed without a reasonable basis or has been disclosed other than in good faith.

Section 4.30                      No Improper Practices

Except as set forth in Schedule 4.30 of the TetriDyn Schedules: (a) neither TetriDyn nor, to TetriDyn’s knowledge, any director, officer, agent, employee or other person associated with or acting on TetriDyn’s behalf has, in the past three years, made any unlawful contributions to any candidate for any political office (or failed fully to disclose any contribution in violation of law); made any contribution or other payment to any official of, or candidate for, any federal, state, municipal, or foreign office or other person charged with similar public or quasi-public duty in violation of any law or of the character required; (b) following the Closing, TetriDyn will not be required by the Exchange Act to disclose any contributions or payments in any Periodic Report required to be filed pursuant to Section 13 or 15(d) thereunder; (c) no relationship, direct or indirect, exists between or among TetriDyn or, to TetriDyn’s knowledge any affiliate, on the one hand, and the directors, officers, and stockholders of TetriDyn, on the other hand, that TetriDyn is required, or will be required, by the Exchange Act to describe in any Periodic Report following the Closing; and (d) there are no material outstanding loans or advances or material guarantees of indebtedness by TetriDyn to, or for the benefit of, any of its officers or directors or any of the members of the families of any of them that TetriDyn is required, or will be required, by the Exchange Act to describe in any Periodic Report following the Closing.

Section 4.31                      OFAC

Neither TetriDyn nor, to TetriDyn’s knowledge, any director, officer, agent, employee or other affiliate of TetriDyn or any of its subsidiaries is currently subject to any U.S. sanctions administered by OFAC.

Section 4.32                      Minute Book

TetriDyn’s minute book contains, and will contain at the Closing Date, a complete record of all meetings, consents, or other actions of its board of directors and shareholders for the period from inception through the date hereof and accurately reflects the substance of all transactions referred to in such minutes in all material respects.

ARTICLE V
ADDITIONAL AGREEMENTS

Section 5.01                      California Corporations Code Section 25142 “Fairness” Permit

As soon as practicable following the execution and delivery of this Agreement, but in any event within 30 days following such date, TetriDyn shall, with the collaboration of OTE, prepare and file with the California Department of Corporations (the “Department”) an application pursuant to Section 25142 of the California Corporations Code to submit the Merger and the transactions contemplated by this Agreement for approval by the commissioner of such Department of the fairness of the terms and conditions of the issuance of New TetriDyn Stock and the exchange of such New TetriDyn Stock for the OTE Stock outstanding and issuable on the exercise of outstanding warrants, the conversion of outstanding bonds, and the payment of stock purchase subscriptions for the purchase of OTE Stock (if any).  The Parties shall prosecute such application with diligence and dispatch in order to obtain the requested approval and determination of the fairness of the terms of the Merger and the transactions contemplated by this Agreement at the earliest practicable date in order to obtain a valid and binding permit pursuant to Section 25142 of the California Corporations Code (the “Permit”) to provide an exemption from the securities registration and prospectus delivery requirements pursuant thereto and pursuant to Section 3(a)(10) of the Securities Act.

Section 5.02                      Approvals of Stockholders

(a)           As soon as practicable following the execution and delivery of this Agreement and the issuance of the Permit from the Department as contemplated by section 5.01, but in any event within 10 days following such date, OTE shall submit to its stockholders for approval by majority written consent the proposal to approve the Merger, this Agreement, and the transactions contemplated by this Agreement in accordance with the applicable provisions of Delaware Law and all applicable federal and state securities Laws.  OTE shall solicit such majority written consents in reliance on the exemption from registration under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder and preemption from the registration or qualification requirements (other than notice filing and fee provisions) of applicable state Laws under the National Securities Markets Improvement Act of 1996.

(b)           As soon as practicable following the execution and delivery of this Agreement, but in any event within 30 days following such date, TetriDyn shall submit to its stockholders for approval by majority written consent the proposal to approve the Merger, this Agreement, the Recapitalization, the election of directors as provided in this Agreement, the change of the name of TetriDyn as contemplated by this Agreement, and the transactions contemplated hereby in accordance with the applicable provisions of the Laws of the jurisdiction under which it is incorporated and all applicable federal and state securities Laws.

Section 5.03                      Access and Information

(a)           TetriDyn shall: (i) afford OTE and its officers, directors, employees, accountants, consultants, legal counsel, agents, and other representatives (collectively, the “OTE Representatives”) reasonable access at reasonable times, upon reasonable prior notice, to the officers, directors, employees, agents, properties, offices, and other facilities of TetriDyn and to the books and records thereof; and (ii) furnish promptly to OTE and the OTE Representatives such information concerning the business, properties, contracts, records, and personnel of TetriDyn (including financial, operating, and other data and information) as may be reasonably requested, from time to time, by OTE and the OTE Representatives.

(b)           OTE shall: (i) afford to TetriDyn and its officers, directors, employees, accountants, consultants, legal counsel, agents, and other representatives (collectively, the “TetriDyn Representatives”), reasonable access at reasonable times, upon reasonable prior notice, to the officers, directors, employees, accountants, agents, properties, offices, and other facilities of OTE (including any subsidiary) and to the books and records thereof; and (ii) furnish promptly to TetriDyn and the TetriDyn Representatives such information concerning the business, properties, contracts, records, and personnel of OTE (including any subsidiary) (including financial, operating, and other data and information) as may be reasonably requested, from time to time, by TetriDyn and the TetriDyn Representatives.

(c)           Notwithstanding the foregoing provisions of this section, no Party shall be required to grant access or furnish information to the other Party to the extent that such access to or the furnishing of such information is prohibited by Law.  No investigation by the Parties made heretofore or hereafter shall affect the representations and warranties of the Parties that are herein contained, and each such representation and warranty shall survive such investigation.

(d)           The information received pursuant to this section shall be deemed to be “Confidential Information.”  Each Party agrees that it will treat in confidence all documents, materials, and other Confidential Information that it shall have obtained regarding the other Party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein, and the preparation of this Agreement and other related documents.  Such documents, materials, and other Confidential Information shall not be communicated to any third person (other than to such Party’s respective counsel, accountants, financial advisers, or lenders) and shall not be used for any purpose to the detriment of the other Party.  No Party shall use any Confidential Information in any manner whatsoever except solely for the purpose of evaluating a possible business relationship with the other Party.  No Party and no OTE Representative or TetriDyn Representative will, during the term of this Agreement or at any time during the two years thereafter, irrespective of the time, manner, or cause of termination of this Agreement, use, disclose, copy, or assist any other person in the use, disclosure, or copying of any documents, materials, or other Confidential Information of the other Party.

Section 5.04                      Other State Securities Laws

(a)           TetriDyn shall prepare and file such other notices or applications as TetriDyn may deem appropriate under applicable state securities Laws in connection with the transactions contemplated by this Agreement.  OTE and TetriDyn shall take any action required to be taken under any applicable federal or state securities Laws in connection with the issuance of shares of New TetriDyn Stock in the Merger.  OTE shall furnish to TetriDyn all information concerning OTE and the holders of its capital stock as TetriDyn may reasonably request in connection with such actions.  All documents that TetriDyn is responsible for filing with the SEC or any state authority in connection with the transactions contemplated herein shall comply as to form in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder, the Exchange Act and the rules and regulations thereunder, and state securities Laws and applicable state Laws.

(b)           The information supplied by TetriDyn for inclusion in the notices or other filings in accordance with this section shall not, at the time filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.  If at any time prior to the Effective Time any event or circumstance relating to TetriDyn or any of its affiliates, or its or their respective officers or directors, is discovered by TetriDyn that should be set forth in a supplement or amendment to any notices or other filings in accordance with section 5.04(a), TetriDyn shall promptly inform OTE thereof in writing.

(c)           The information supplied by OTE for inclusion in the notices or other filings in accordance with section 5.04(a) shall not, at the time filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.  If at any time prior to the Effective Time any event or circumstance relating to OTE or any of its affiliates, or to its respective officers, directors, partners, or managers is discovered by OTE that should be set forth in a supplement or amendment to the notices or other filings in accordance with section 5.04(a), OTE shall promptly inform TetriDyn thereof in writing.

Section 5.05                      Appropriate Action; Consents; Filings

(a)           OTE and TetriDyn shall use, and shall cause each of their respective subsidiaries to use, all reasonable efforts to: (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper, or advisable under applicable Laws or otherwise to consummate and make effective the transactions contemplated by this Agreement; (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by OTE or TetriDyn or any subsidiary in connection with the authorization, execution, and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; (iii) make all necessary filings, and thereafter make any other required submissions, respecting this Agreement and the Merger required under: (1) the Securities Act and the Exchange Act, and the rules and regulations thereunder, and any other applicable federal or state securities Laws; and (2) any other applicable Law; provided that, OTE and TetriDyn shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the other Party and its advisers prior to such filings and, if requested, shall accept all reasonable additions, deletions, or changes suggested in connection therewith.  OTE and TetriDyn shall furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement.

(b)           OTE and TetriDyn agree to cooperate respecting, to cause each of their respective subsidiaries to cooperate respecting, and to use all reasonable efforts vigorously to contest and resist any action, including legislative, administrative, or judicial action, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction, or other order (whether temporary, preliminary, or permanent) (an “Order”) of any Governmental Entity that is in effect and that restricts, prevents, or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement, including by vigorously pursuing all available avenues of administrative and judicial appeal and legislative action.  OTE and TetriDyn also agree to take all actions, including the disposition of assets or the withdrawal from doing business in particular jurisdictions, required by regulatory authorities as a condition to the granting of any approvals required in order to permit the consummation of the Merger or as may be required to avoid, lift, vacate, or reverse any legislative or judicial action that would otherwise cause any condition to Closing not to be satisfied; provided, however, that in no event shall OTE be required to take any action that would or could reasonably be expected to have an OTE Material Adverse Effect, and TetriDyn shall not be required to take any action that would or could reasonably be expected to have a TetriDyn Material Adverse Effect.

(c)

(i)           OTE and TetriDyn shall give any notices to third parties, and use and cause their respective subsidiaries to use all reasonable efforts to obtain any third-party consents: (1) necessary, proper, or advisable to consummate the transactions contemplated by this Agreement; (2) otherwise required under any contracts, licenses, leases, or other agreements in connection with the consummation of the transactions contemplated hereby; or (3) required to prevent a material adverse effect affecting either of their respective business and operations from occurring prior to the Effective Time or a TetriDyn Material Adverse Effect from occurring after the Effective Time.

(ii)           OTE and TetriDyn shall use and cause their respective subsidiaries to use all reasonable efforts to obtain release of any guarantees by any owner of TetriDyn of any third-party indebtedness or obligation that will not be paid, discharged, or otherwise satisfied at the Effective Time, excluding the obligations to SICOG and EIDC as set forth in subsection 5.12(c).

(iii)           In the event that any Party shall fail to obtain any third-party consent described in subsection (c)(ii) above, such Party shall use all reasonable efforts, and shall take any such actions reasonably requested by any other Party, to limit the adverse effect upon OTE and TetriDyn, and their respective subsidiaries and their respective businesses, resulting or that could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

(d)           OTE and TetriDyn shall promptly notify the other of: (i) any material change in its current or future business, assets, liabilities, financial condition, or results of operations; (ii) any complaints, investigations, or hearings (or communications indicating that the same may be contemplated) of any Governmental Entities respecting its business or the transactions contemplated hereby; (iii) the institution or the threat of material litigation involving it or any of its subsidiaries; or (iv) any event or condition that might reasonably be expected to cause any of its representations, warranties, covenants, or agreements set forth herein not to be true and correct at the Effective Time.  As used in the preceding sentence, “material litigation” means any case, arbitration, or adversary proceeding or other matter that is material to the business and operations of the subject entity, if in existence on the date hereof, or for which the legal fees and other costs to TetriDyn might reasonably be expected to exceed $10,000 over the life of the matter or to OTE (or any subsidiary) might reasonably be expected to exceed $10,000 over the life of the matter.

Section 5.06                      Acquisition of New TetriDyn Stock

The consummation of this Agreement and the transactions contemplated herein, including the issuance of the New TetriDyn Stock to the stockholders of OTE as contemplated hereby, constitutes the offer and sale of securities under the Securities Act and applicable state securities Laws.  Such transactions shall be consummated in reliance on in reliance on the exemption from registration under Section 3(a)(10) of the Securities Act, as clarified in Staff Legal Bulletin No. 3A (June 18, 2008).

(a)           In order to provide documentation for reliance upon exemptions from the registration and prospectus delivery requirements for such transactions, the approval of the Merger and this Agreement by the stockholders of OTE, and the acceptance and receipt of the New TetriDyn Stock, in tendering their OTE securities for exchange into New OTE Stock pursuant to the Merger, each OTE Stockholder will be required to acknowledge and represent in writing his acceptance of, and concurrence in, each stockholder of OTE shall make the following representations and warranties:

(i)           Each acknowledges that neither the SEC nor the securities commission of any state or other federal agency has made any determination as to the merits of acquiring the New TetriDyn Stock, and that the transactions contemplated herein involve certain risks.

(ii)           Each has received and read this Agreement and has had access to the related schedules and exhibits and understands the risks related to the consummation of the transactions herein contemplated.

(iii)           Each has such knowledge and experience in business and financial matters that such stockholder is capable of evaluating the Merger and TetriDyn and its proposed business operations.

(iv)           Each has been provided with a copy of this Agreement, plus all materials and information requested by his or her representative, including any information requested to verify any information furnished (to the extent such information is available or can be obtained without unreasonable effort or expense), and each has been provided the opportunity for direct communication with TetriDyn and the TetriDyn Representatives regarding the transactions contemplated hereby.

(v)           All information that each has provided to TetriDyn or the TetriDyn Representatives concerning such stockholder’s suitability to hold shares in TetriDyn following the transactions contemplated hereby is complete, accurate, and correct.

(vi)           Each has not offered or sold any interest in this Agreement and has no present intention of dividing the New TetriDyn Stock to be received or the rights under this Agreement with others or of reselling or otherwise disposing of any portion of such stock or rights, either currently or after the passage of a fixed or determinable period of time or on the occurrence or nonoccurrence of any predetermined event or circumstance.

(vii)           Each received notice of, and had the opportunity to participate in, the proceedings before the Department as set forth in section 5.01.

(viii)           Each is able to bear the economic risks of this investment, and consequently, without limiting the generality of the foregoing, is able to hold the New TetriDyn Stock to be received for an indefinite period.

(ix)           Each understands that the New TetriDyn Stock has not been registered, but is being acquired by reason of a specific exemption under the Securities Act as well as under certain state securities Laws for the issuance of securities in exchange for one or more bona fide outstanding securities, claims, or property interests when the terms and conditions of such issuance and exchange are approved, after a hearing upon the fairness of such terms and conditions at which all persons to whom it is proposed to issue securities in such exchange shall have the right to appear, by a duly authorized governmental authority such as the Department, as well as corresponding provisions of the securities Laws of other states.

(b)           Each Party acknowledges that no legal opinion or other assurance will be required or given to the effect that the transactions contemplated hereby are in fact exempt from registration or qualification.

Section 5.07                      Limitations on Resale of New TetriDyn Stock Following Possible Public Offering

In order to facilitate the possibility of a public offering of TetriDyn Stock, the New TetriDyn Stock issuable in accordance with this Agreement shall be subject to the restrictions set forth in this section.

(a)           The New TetriDyn Stock issuable in accordance with this Agreement cannot be resold: (i) until at least 180 days after the Effective Time; and (ii) during a period commencing on the date of filing by TetriDyn of a registration statement under the Securities Act for a firm commitment underwritten public offering for cash by TetriDyn of TetriDyn Stock or securities convertible into or exercisable or exchangeable for TetriDyn Stock and continuing until the earlier of abandonment of the proposed public offering or 180 days following the date of the last closing in the public offering (the “Restricted Period”).  Holders of such New TetriDyn Stock will cooperate with TetriDyn in providing reasonable written assurances respecting the foregoing to the underwriter of any such public offering.

(b)           During the Restricted Period, holders of New TetriDyn Stock may not directly or indirectly sell, offer to sell, contract to sell (including any short sale), grant any option to purchase, or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) shares of New TetriDyn Stock received in connection with this Agreement at any time during such period except securities included in such registration.

(c)           In order to enforce the covenant set forth in this section 5.07, TetriDyn shall have the right to impose stop-transfer instructions respecting such shares of New TetriDyn Stock, which shall be binding on any holder or assignee (and the shares or securities of every other person subject to the foregoing restriction), until the end of such Restricted Period.

Section 5.08                      No Representation or Opinions Regarding Certain Legal Matters

(a)           Except for the representations and warranties set forth in section 3.10 and section 4.10, no representation or warranty is being made or legal opinion given by any Party to any other regarding the treatment of this transaction for federal or state income taxation.  Although this transaction has been structured in an effort to qualify for treatment under Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Code, there is no assurance that any part of this transaction in fact meets the requirements for such qualification.  Each Party has relied exclusively on its own legal, accounting, and other tax advisers regarding the treatment of this transaction for federal and state income taxes and on no representation, warranty, or assurance from any other Party or such other Party’s legal, accounting, or other advisers.

(b)           Notwithstanding the covenants respecting reliance on an exemption from registration under the Securities Act and limited preemption under applicable state Laws set forth in this Article V, each Party acknowledges that it has relied exclusively on its own legal advisers regarding the availability of such exemption and preemption and on no representation, warranty, or assurance from any other Party or such other Party’s legal advisers.  Inasmuch as the basis for relying on exemptions is factual, depending on the conduct of the Parties and their representatives in connection with the Merger and soliciting stockholder consents, the Parties will not receive a legal opinion to the effect that this Merger and the issuance of New TetriDyn Stock are exempt or preempted from registration under any federal or state law.  Instead, the Parties will rely on the operative facts as documented by them as their basis for such exemptions.

Section 5.09                      Public Announcements

Neither Party shall issue any press release or otherwise make any public statements respecting the Merger without the approval of the other Party.  The press release announcing the execution and delivery of this Agreement shall be a joint press release of OTE and TetriDyn.

Section 5.10                      Board of Directors and Officers

The Parties anticipate that the persons identified on Exhibit B shall become the directors of TetriDyn and the Surviving Corporation, as indicated.  At the Closing, the persons elected as directors of TetriDyn pursuant to majority stockholder written consent shall take office, with each director to serve until his successor is elected and qualified.  The continuing management of TetriDyn and the Surviving Corporation, subject to further discretion of the reorganized board of directors, shall be also as set forth on Exhibit B attached hereto and incorporated herein by reference.

Section 5.11                      [Reserved]

Section 5.12                      Post-Closing Matters

The covenants and agreements set forth in this section 5.12 shall survive the Closing, notwithstanding any other contrary provision of this Agreement:

(a)           TetriDyn shall file with the Nevada Secretary of State of Nevada an amendment to its articles of incorporation changing its name in accordance with the terms of this Agreement.

(b)           To the extent not previously completed, TetriDyn will promptly, but in any event within 30 days after the Closing, seek to restructure the indebtedness to the Southeast Idaho Council of Governments, Inc. (SICOG), and Eastern Idaho Development Corp (EIDC) as set forth in TetriDyn Schedule 4.07.  To facilitate such restructuring, OTE shall cause a principal stockholder, JPF Venture Group, Inc., to provide its accommodation guarantee of TetriDyn’s obligations to such creditors.

(c)           To the extent not previously completed, TetriDyn will promptly, but in any event within 10 days after the Closing and upon receipt of invoices or other supporting documentation therefor, pay to:

(i)           the applicable credit card creditor approximately $33,200, plus accrued interest, due on the personal credit cards of TetriDyn’s current president, Antoinette Knapp Hempstead, for business expenses of TetriDyn, as set forth in TetriDyn Schedule 4.07;

(ii)           reimburse Antoinette Knapp Hempstead for her actual payments to SICOG and EIDC as guarantor of payments due from TetriDyn on loans from such creditors after March 1, 2015; and

(iii)           Kruse Landa Maycock and Ricks, LLC, the sum of $15,000 for professional services rendered and costs advanced, with the balance of $26,587 as of January 31, 2015, plus additional amounts billed until the Closing, payable by TetriDyn in installments of $5,000 per month commencing within 30 days after such closing, until paid, with the unpaid balance accelerated and payable immediately from its first equity financing exceeding $1.0 million or completion of funding for the Baha Mar property.

(d)           All of the issued and outstanding shares of TetriDyn Preferred Stock returned to TetriDyn at the execution of this Agreement shall have been cancelled.

(e)           All of the issued and outstanding shares of TetriDyn common stock issued pursuant to the Investment Agreement returned by JPF to TetriDyn at the Closing shall be cancelled.

(f)           TetriDyn shall authorize and pursue to completion at the earliest practicable date audited financial statements for TetriDyn for the years ended December 31, 2012, 2013, and 2014; audited financial statements for OTE for the year ended December 31, 2014, in each case with an unqualified opinion thereon by a firm of independent certified public accounts; and pro forma financial statements providing the required information to be included in Periodic Reports required to be filed by TetriDyn.  Parallel with the completion of the foregoing financial statements, TetriDyn will prepare or cause to be prepared all other Periodic Reports required to be completed in order for TetriDyn to become current in filing its Periodic Reports at the earliest practicable date.

(g)           Promptly following the completion and filing of its Periodic Reports required to become current, TetriDyn shall take such steps as shall reasonably be required to make its common stock eligible for quotation on the OTCBB, with a trading symbol selected by TetriDyn to reflect its name following the Merger.

ARTICLE VI
CLOSING CONDITIONS

Section 6.01                      Third-Party Conditions to Obligations of the Parties under this Agreement

The respective obligations of the Parties to effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing by the Parties hereto, in whole or in part, to the extent permitted by applicable Law:

(a)           The Department shall have issued the Permit approving the fairness of the transaction in accordance with section 5.01 of this Agreement and Section 25142 of the California Corporations Code.

(b)           As required under applicable Delaware Law, this Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of OTE and MergerCo.

(c)           No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any statute, rule, regulation, executive order, decree, injunction, or other order (whether temporary, preliminary, or permanent) that is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

Section 6.02                      Additional Conditions to Obligations of the Parties

The obligations of each Party to effect the Merger and the other transactions contemplated hereby are also subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing by the other Party, in whole or in part, to the extent permitted by applicable Law:

(a)           OTE shall have received written consents of the holders of a majority of its issued and outstanding OTE Stock in accordance with section 5.02(a) of this Agreement, and TetriDyn shall have received written consents of the holders of a majority of the issued and outstanding TetriDyn Stock and the holders of a majority of the TetriDyn stock held by TetriDyn stockholder not having any affiliation with OTE, in accordance with section 5.02(b) of this Agreement.

(b)           The holders of less than 3% of the issued and outstanding OTE Stock shall have perfected their rights as Dissenting OTE Stockholders in accordance with Delaware Law and section 2.01(e) of this Agreement.

(b)           Each of the representations and warranties of the other Party contained in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date).  Each Party shall have received a certificate of the president and the chief financial officer or substantially equivalent authority of the other Party, dated the Closing Date, to such effect.

(c)           Each Party shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.  Each Party shall have received a certificate of the president and the chief financial officer or substantially equivalent authority of the other Party, dated the Closing Date, to such effect.

(d)           Since the date of this Agreement, there shall have been no change, occurrence, or circumstance in the current or future business, assets, liabilities, financial condition, or results of operations of the other Party having or reasonably likely to have, individually or in the aggregate, a TetriDyn Material Adverse Effect or OTE Adverse Effect, as the case may be.  Each Party shall have received a certificate of the president and the chief financial officer or substantially equivalent authority of the other Party, dated the Closing Date, to such effect.

(e)           There shall not have been any action taken, or any statute, rule, regulation, or order enacted, entered, enforced, or deemed applicable to the Merger, by any Governmental Entity in connection with the grant of a regulatory approval necessary, in the reasonable business judgment of either Party, to the continuing operation of the current or future business of TetriDyn or that imposes any condition or restriction upon the other Party, its business or operations that, in the reasonable business judgment of such Party, would be materially burdensome in the context of the transactions contemplated by this Agreement.

(f)           The number of shares of OTE Stock for which valid notices of intention to demand payment pursuant to the applicable provisions of Delaware Law have been provided and remain outstanding immediately prior to the effectiveness of the Merger does not exceed that number of shares that, if converted in accordance with the terms of this Agreement, would constitute more than 2% of the total number of shares of New TetriDyn Stock issuable at the Effective Time.

Section 6.03                      TetriDyn Recapitalization

In order to effect the Merger, immediately preceding the Closing TetriDyn shall effect the Recapitalization that consists of a 4.6972-to-one reverse split of its 24,031,863 shares of issued and outstanding common stock and the increase of its authorized common stock to 200,000,000 shares, par value $0.001 (the “Reverse Split”).  As a result of the Reverse Split, each record holder of less than 5 shares of TetriDyn Common Stock immediately prior to the Reverse Split (the “Minority Stockholders”), will receive from TetriDyn, cash in the amount of $0.03 per share of TetriDyn Common Stock held by them, without interest, for each share of TetriDyn Common Stock held by such stockholders immediately prior to the Reverse Split, and such Minority Stockholders will no longer be stockholders of TetriDyn.  No fractional shares will be issued in connection with the Reverse Split.  TetriDyn stockholders who otherwise would be entitled to receive fractional shares because they hold a number of pre-Reverse Split TetriDyn shares not evenly divisible by 4.6972 will have the number of post-Reverse Split TetriDyn shares to which they are entitled rounded up to the next whole number of TetriDyn shares.  No TetriDyn stockholders will receive cash in lieu of fractional shares.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

Section 7.01                      Termination

This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the stockholders of OTE in such case where approval is required:

(a)           by mutual consent of OTE and TetriDyn;

(b)           by either Party, upon a material breach of any representation, warranty, covenant, or agreement on the part of the other Party set forth in this Agreement such that the conditions set forth in section 6.02(a) or section 6.02(b) of this Agreement, as the case may be, would be incapable of being satisfied by May 31, 2015 (or as otherwise extended as described in subsection (d) of this section 7.01); provided that, in any case, a willful breach shall be deemed to cause such condition as to be incapable of being satisfied for purposes of this section 7.01(b);

(c)           by either Party, if there shall be any Order that is final and nonappealable preventing the consummation of the Merger, except if the Party relying on such Order to terminate this Agreement has not complied with its obligations under section 5.05(b) of this Agreement; or

(d)           by either Party, if: (i) JPF shall have not paid for its subscription for shares of TetriDyn Stock in accordance with the Investment Agreement by March 18, 2015; (ii) the Department shall not have issued the Permit by May 15, 2015; or (iii) notwithstanding the Department having issued the Permit, the Merger shall not have been consummated within 20 days thereafter; provided, however, that this Agreement may be extended by written notice of either Party to the other to a date not later than May 15, 2015, if the Merger shall not have been consummated as a direct result of such notifying Party having failed by May 15, 2015, to receive all required regulatory approvals or consents respecting the Merger.

The right of the Parties to terminate this Agreement pursuant to this section 7.01 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of either Party, any person controlling such Party, or any of its officers, directors, managers, partners, representatives, or agents, whether prior to or after the execution of this Agreement.

Section 7.02                      Effect of Termination

Except as provided in section 7.05 or section 8.01 of this Agreement, in the event of the termination of this Agreement pursuant to section 7.01, this Agreement shall forthwith become void, there shall be no liability on the part of one Party to the other Party to consummate the transaction contemplated by this Agreement, and all rights and obligations of either Party shall cease, except that nothing herein shall relieve any Party of any liability for any breach of such Party’s covenants or agreements contained in this Agreement or any willful breach of such Party’s representations or warranties contained in this Agreement.

Section 7.03                      Amendment

This Agreement may be amended by the Parties by action taken by or on behalf of their respective boards of directors, general partner(s), manager(s), or other governing body at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of a Party, no amendment that under applicable Law may not be made without the approval of the stockholders of such Party may be made without such approval.  This Agreement may not be amended except by an instrument in writing signed by both Parties.

Section 7.04                      Waiver

At any time prior to the Effective Time, either Party may extend the time for the performance of any of the obligations or other acts of the other Party, waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto, and waive compliance by the other Party with any of the agreements or conditions contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by Parties.

Section 7.05                      Fees, Expenses, and Other Payments

(a)           In the event the Merger is not consummated, all Expenses (as defined in subsection 7.05(b)) incurred by the Parties shall be borne solely and entirely by the Party that has incurred such Expenses.

(b)           “Expenses” as used in this section 7.05 shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts, and consultants to a Party and its affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution, and performance of this Agreement, the preparation, printing, filing, and mailing of communications to stockholders, the solicitation of approvals of stockholders, and all other matters related to the consummation of the transactions contemplated hereby.

ARTICLE VIII
GENERAL PROVISIONS

Section 8.01                      Effectiveness of Representations, Warranties, and Agreements; Survival

Prior to the execution of this Agreement, each Party has made available to the other Party the opportunity to review any disclosures made pursuant to this Agreement and other information available in accordance with the provisions of section 5.03.  Each Party has been afforded the opportunity to engage its own attorneys, accountants, and other advisers to assist in the review of such schedules and other information and has made its own decision respecting the extent to which such Party has engaged such attorneys, accountants, and other advisers.  The representations, warranties, and agreements of each Party shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the other Party, any person controlling such Party, or any of its officers, directors, managers, partners, representatives, attorneys, accountants, or agents, whether prior to or after the execution of this Agreement.

Section 8.02                      Notices

Any notice, demand, request, or other communication permitted or required under this Agreement shall be in writing and shall be deemed to have been given as of the date so delivered, if personally delivered; as of the date so sent, if sent by electronic mail and receipt is acknowledged by the recipient; one day after the date so sent, if delivered by overnight courier service; or three days after the date so mailed, if mailed by certified mail, return receipt requested, addressed as follows:

(a)           If to OTE, to:                         Ocean Thermal Energy Corporation
800 South Queen Street
Lancaster, Pennsylvania 17603
Attn: Jeremy P. Feakins
Email: Jeremy.Feakins@otecorporation.com

with a copy to:                      Procopio Cory Hargreaves & Savitch LLP
                                12544 High Bluff Drive, Suite 300
                                San Diego, California 92130
                                Attn: John P. Cleary
                                Email: john.cleary@procopio.com

(b)           If to TetriDyn, to:                 TetriDyn Solutions, Inc.
c/o Antoinette Hempstead
6759 S Valence Lane
West Jordan, UT  84084
E-mail: toni.hempstead@gmail.com

with a copy to:                      Kruse Landa Maycock & Ricks, LLC
136 East South Temple Street, Suite 2100
Salt Lake City, Utah 84111
Attn: James R. Kruse
Email jkruse@klmrlaw.com

Notwithstanding the foregoing, service of legal process or other similar communications shall not be given by electronic mail and will not be deemed duly given under this Agreement if delivered by such means.  Each Party, by notice duly given in accordance herewith, may specify a different address for the giving of any notice hereunder.

Section 8.03                      Certain Definitions

For the purposes of this Agreement:

(a)           the term “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

(b)           a person shall be deemed a “beneficial owner” of or to have “beneficial ownership” of TetriDyn Stock or OTE Stock, as the case may be, in accordance with the interpretation of the term “beneficial ownership” as defined in Rule 13d-3 under the Exchange Act, as in effect on the date hereof; provided that, a person shall be deemed to be the beneficial owner of, and to have beneficial ownership of, TetriDyn Stock or OTE Stock, as the case may be, that such person or any affiliate of such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement, or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise;

(c)           the term “day” means any calendar day, and the term “business day” means any day other than a day on which banks in the state of Delaware are authorized or obligated to be closed;

(d)           the term “control” (including the terms “controlled,” “controlled by,” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement, or otherwise;

(e)           the terms “hazardous waste,” “hazardous substance,” “disposal,” “release,” and “threatened release,” as used in this Agreement, shall have the same meanings set forth in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq., the Superfund Amendments and Reauthorization Act of 1986, Pub. L. no. 99-499, the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq., the Resource Conservation and Recovery Act, 49 U.S.C. Section 6901, et seq., or other applicable state or federal Laws, rules, or regulations adopted pursuant to any of the foregoing.

(f)           the terms “knowledge” or “known” shall mean, respecting any matter in question, if an executive officer or equivalent person of TetriDyn or OTE, as the case may be, has actual knowledge of such matter or should have known such matter after reasonable investigation;

(g)           the term “person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity, or group (as defined in Section 13(d) of the Exchange Act);

(h)           the terms “subsidiary” or “subsidiaries” of TetriDyn or OTE, means any corporation, partnership, limited liability company, joint venture, or other legal entity of which TetriDyn or OTE, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, currently or in the past, 50% or more of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity; and

(i)           the term “Taxes” shall mean all taxes, however, denominated, including any interest, penalties, or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local, or foreign government or any agency or political subdivision of any such government, including, without limiting the generality of the foregoing, all income or profit taxes, payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, required to be paid, withheld, or collected.

Section 8.04                      Interpretation

The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning and not strictly for or against any Party.  Section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.  Except when the context clearly requires to the contrary:  (a) all references in this Agreement to designated “sections” are to the designated sections and other subdivisions of this Agreement; (b) instances of gender or entity-specific usage (e.g., “his,” “her,” “its,” or “individual”) shall not be interpreted to preclude the application of any provision of this Agreement to any individual of any gender or entity; (c) the word “or” shall not be applied in its exclusive sense, unless the context otherwise requires; (d) ”including” shall mean that the items listed are illustrative, without any implication that all or even most of the components are mentioned; (e) references to Laws, regulations, and other governmental rules (collectively, “rules”), as well as to contracts, agreements, and other instruments (collectively, “instruments”), shall mean such rules and instruments as in effect at the time of determination (taking into account any amendments thereto effective at such time without regard to whether such amendments were enacted or adopted after the effective date) and shall include all successor rules and instruments thereto; (f) references to “$,” “cash,” or “dollars” shall mean the lawful currency of the United States; (g) unless otherwise indicated, periods within which a payment is to be made or any other action is to be taken hereunder shall be calculated excluding the day on which the period commences and including the day on which the period ends; (h) references to “federal” shall be to Laws, agencies, or other attributes of the United States (and not to any state or locality thereof); (i) the meaning of the terms “domestic” and “foreign” shall be determined by reference to the United States; (j) if any day specified in this Agreement for any notice, action, or event is not a business day, then the due date for such notice, action, or event shall be extended to the next succeeding business day; (k) references to “days” shall mean calendar days; references to “business days” shall mean all days other than Saturdays, Sundays, and days that are legal holidays in the state of Delaware; (l) references to monthly or annual anniversaries shall be to the actual calendar months or years at issue (without taking into account the actual number of days in any such month or year); (m) days, business days, and times of day shall be determined by reference to local time in Delaware; (n) the English language version of this Agreement and all documents or instruments delivered by any Party hereto to the other shall govern all questions of interpretation relating to this Agreement, notwithstanding that this Agreement may have been translated into, and executed in, other languages; (o) whenever in this Agreement a person or group is permitted or required to make a decision in its “discretion” or under a grant of similar authority or latitude, such person or group shall be entitled to consider only such interests and factors as it deems appropriate, in the exercise of reasonable discretion, exercised in good faith; and (p) whenever in this Agreement a person or group is permitted or required to make a decision in its “good faith” or under another express standard, the person shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or other applicable law.

Section 8.05                      Entire Agreement

This Agreement (together with any Exhibits) constitutes the entire agreement of the Parties and supersedes all prior negotiations, courses of dealing, agreements, undertakings, and understandings, both written and oral, between the Parties respecting the subject matter hereof.

Section 8.06                      Assignment

This Agreement shall not be assigned by agreement, operation of law, or otherwise.

Section 8.07                      Parties in Interest

This Agreement shall be binding upon and inure solely to the benefit of the Parties, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.08                      Failure or Indulgence Not Waiver; Remedies Cumulative

No failure or delay on the part of any Party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.  All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 8.09                      Governing Law

This Agreement shall be governed by, enforced, and construed under and in accordance with the Laws of the United States of America and, respecting matters of state law, with the Laws of:

(a)           the state of Delaware as applicable to OTE and MergerCo. respecting matters governing corporations organized under the Laws of such state;

(b)           the state of Nevada as applicable to TetriDyn respecting matters governing corporations organized under the Laws of such state; and

(c)           otherwise, the Laws of the state of Delaware.

In each case without giving effect to any choice or conflict of Law provision or rule (whether of the state of the particular state or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state specified.

Section 8.10                      Counterparts

This Agreement may be executed in multiple counterparts, and by the Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers, thereunto duly authorized.

TETRIDYN SOLUTIONS, INC. By: /s/ Antoinette Knapp Hempstead Antoinette Knapp Hempstead President OCEAN THERMAL ENERGY CORPORATION By: /s/ Jeremy P. Feakins Jeremy P. Feakins President

AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), is entered into as of June 17, 2015, by and between TETRIDYN SOLUTIONS, INC., a Nevada corporation (“TetriDyn”), and OCEAN THERMAL ENERGY CORPORATION, a Delaware corporation (“OTE”). TetriDyn and OTE are sometimes hereinafter together referred to as the “Parties,” on the following:

PREMISES

The Parties previously entered into that certain Agreement and Plan of Merger (the “Agreement”) dated as of March 12, 2015, which provides for the acquisition by TetriDyn of OTE on the terms and condition set forth in the Agreement. Section 7.01 of the Agreement provides for certain rights of termination of the Agreement if the Merger (as defined therein) was not completed on or before May 15, 2015. The Merger was not completed by such date, and the Parties now desire to amend the Agreement to extend the date set forth in Section 7.01 thereof.

AGREEMENT

NOW THEREFORE, UPON THE FOREGOING PREMISES, which are incorporated herein by reference, the Parties hereby agree as follows:

1.           Section 7.01 of the Agreement is hereby amended by striking the date of May 15, 2015, each and every time that it appears therein and inserting in the resulting space the date of [August 14, 2015].

2.           Each of the Parties hereby waives any right of termination of the Agreement existing as of the date of this Amendment and ratifies and confirms each and every term, covenant, and condition of the Agreement.

3.           Except as set forth above, all the terms and provisions of the Agreement shall continue in full force and effect.

4.           This Amendment may be executed in multiple counterparts, and by the Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers, thereunto duly authorized.

TETRIDYN SOLUTIONS, INC. By: /s/ Antoinette Knapp Hempstead Antoinette Knapp Hempstead President OCEAN THERMAL ENERGY CORPORATION By: /s/ Jeremy P. Feakins Jeremy P. Feakins President

SECOND AMENDMENT TO
AGREEMENT AND PLAN OF MERGER

THIS SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Second Amendment”), is entered into as of August 14, 2015, by and between TETRIDYN SOLUTIONS, INC., a Nevada corporation (“TetriDyn”), and OCEAN THERMAL ENERGY CORPORATION, a Delaware corporation (“OTE”), on the following:

Premises

A.           TetriDyn and OTE previously entered into that certain Agreement and Plan of Merger (the “Agreement”) dated as of March 12, 2015, which provides for the acquisition by TetriDyn of OTE on the terms and conditions set forth in the Agreement. Section 7.01 of the Agreement provides for certain rights of termination of the Agreement if the Merger (as defined therein) was not completed on or before May 15, 2015. The Merger was not completed by such date, and the parties signed an Amendment to Agreement and Plan of Merger to strike the date of May 15, 2015, each and every time that it appeared therein and insert in the resulting space the date of August 14, 2015.

B.           The Merger has not yet been completed and the parties now desire to amend the Agreement to again extend the date set forth in Section 7.01 thereof.

Agreement

NOW THEREFORE, upon the foregoing premises, which are incorporated herein by reference, the parties hereby agree as follows:

1.           Section 7.01 of the Agreement is hereby amended by striking the date of August 14, 2015, each and every time that it appears therein and inserting in the resulting space the date of October 16, 2015.

2.           Each party hereby waives any right of termination of the Agreement existing as of the date of this Second Amendment and ratifies and confirms each and every term, covenant, and condition of the Agreement.

3.           Except as set forth above, all the terms and provisions of the Agreement shall continue in full force and effect.

4.           This Second Amendment may be executed in duplicate counterparts, and by the parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed as of the date first written above by their respective officers, thereunto duly authorized.

TETRIDYN SOLUTIONS, INC.

By:          /s/ Antoinette Knapp Hempstead
Antoinette Knapp Hempstead
President

OCEAN THERMAL ENERGY CORPORATION

By:          /s/ Jeremy P. Feakins
Jeremy P. Feakins
President